================================================================================


       As filed with the Securities and Exchange Commission on September 7, 1999
                                                      Registration No. 333-78111

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                 AMENDMENT NO.2
                                       TO
                                    FORM SB-2
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------



                         Tanner's Restaurant Group, Inc.
                         -------------------------------
             (Exact Name of Registrant as Specified in its Charter)


           Texas                          5812                  76-0406417
           -----                          ----                  ----------
(State or Other Jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
    of Incorporation or              Classification       Identification Number)
       Organization)                  Code Number)

                          ----------------------------

                              5500 Oakbrook Parkway
                                    Suite 260
                             Norcross, Georgia 30093
                                 (770) 248-2298
                           (770) 248-2299 (facsimile)
                           --------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          ----------------------------


                               Clyde E. Culp, III
                             Chief Executive Officer
                                       and
                               Timothy R. Robinson
                             Chief Financial Officer
                         Tanner's Restaurant Group, Inc.
                              5500 Oakbrook Parkway
                                    Suite 260
                             Norcross, Georgia 30093
                                 (770) 248-2298
                           (770) 248-2299 (facsimile)
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                          ----------------------------

                                   Copies to:

                             Wade H. Stribling, Esq.
                             Charles D. Vaughn, Esq.
                              Robert E. Copps, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                          First Union Plaza, Suite 1400
                           999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                           (404) 817-6050 (facsimile)

                          ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


     If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.            [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                   [ ] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                   [ ] ___________________

     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
check the following box.                                 [ ] ___________________

                          ----------------------------


                                    CALCULATION OF REGISTRATION FEE
===============================================================================================================
        Title of Each Class            Amount To Be    Proposed Maximum    Proposed Maximum        Amount Of
        Of Securities To Be          Registered(1)(2)   Offering Price    Aggregate Offering   Registration Fee
             Registered                                  Per Share(2)          Price(2)
---------------------------------------------------------------------------------------------------------------

Common stock, par value $.01 per share  174,273,631        $.10             $17,427,363            $4,845(3)
===============================================================================================================


(1)  Estimated solely for the purpose of calculating the registration fee in  accordance with Rule 457(a) under the Securities Act of 1933.

(2)  Estimated in accordance with  Rule 457(c) under the  Securities Act of 1933,  using the average of the bid and asked prices for the common stock on September 3, 1999.

(3)  An  aggregate  registration fee of  $4,906 has been paid in  connection with the  original filing of  this
     Registration  Statement on  Form SB-2 on May 7, 1999 and the filing of Amendment No. 1 to the SB-2 on July
     26, 1999.


     The registrant  hereby amends this registration  statement  on such date or  dates as may be  necessary to delay its effective date  until the registrant shall file a further  amendment which  specifically  states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities
Act of 1933 or until the registration statement shall become  effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.

===============================================================================================================

                 Subject to Completion, Dated September 7, 1999



PROSPECTUS

                         TANNER'S RESTAURANT GROUP, INC.

                               174,273,631 Shares
                                       of
                                  Common Stock





     This is an offering of shares of common stock of Tanner's Restaurant Group, Inc. from time to time by selling shareholders. Tanner's Restaurant Group will not receive any of the proceeds from the sale of the shares by the selling shareholders. Some of the selling shareholders, however, will purchase shares of our preferred stock for $1,500,000 on or before the date of this prospectus, as provided in our financing arrangement with those selling shareholders. Our common stock is currently reported on the NASD's OTC Bulletin Board under the symbol "ROTI."


     From time to time, the selling shareholders may use this prospectus to offer and sell their shares at the prices quoted for the common stock in the over-the-counter market. The selling shareholders may also attempt to sell their shares in isolated private transactions, at negotiated prices, with institutional or other investors.

     To the extent required, we will disclose in a prospectus supplement the names of any agent or broker-dealer, applicable commissions or discounts, and any other required information about any particular offer. The selling shareholders will pay commission expenses and brokerage fees, if any.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Investing in the common stock involves risks. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 7.



               The date of this prospectus is September ___, 1999.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Summary........................................................................3
Risk Factors...................................................................7
Disclosure Regarding Forward Looking Statements...............................16
Use of Proceeds...............................................................17
Dilution......................................................................19
Market for Common Equity and Related Matters..................................21
Management's Discussion and Analysis or Plan of Operation.....................23
Business......................................................................31
Management....................................................................42
Certain Transactions..........................................................48
Principal and Selling Shareholders............................................50
Description of Securities.....................................................54
Shares Eligible for Future Sale...............................................61
Plan of Distribution..........................................................64
Changes in and Disagreements with Accountants on Accounting
   and Financial Disclosure...................................................66
Legal Matters.................................................................66
Experts.......................................................................66
Where You Can Find More Information...........................................67
Index to Consolidated Financial Statements...................................F-1


                          ----------------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus may be accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                     SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling shareholder. You should read the entire prospectus carefully, including the risk factors and the financial statements, before you decide to purchase shares of our common stock.


                      Shares Offered Under this Prospectus

     This prospectus covers the resale of shares by the selling shareholders. We will not receive any of the proceeds of the shares offered under this prospectus. We have filed the registration statement that includes this prospectus with the SEC to comply with our agreements with the selling shareholders. The selling shareholders have obtained or will obtain the shares of common stock offered for resale under this prospectus either:

     o    by converting shares of our Series D preferred stock,
     o by exercising warrants we issued along with the Series D preferred stock,
     o by exercising warrants we issued when we borrowed money from FINOVA Mezzanine Capital Inc., formerly Sirrom Capital Corporation, or
     o by exercising warrants we issued when we privately placed shares of our preferred stock through Sterling Capital, LLC.

                                   Background

     On January 14, 1999, TRC Acquisition Corporation merged into a subsidiary of Harvest Restaurant Group, Inc. As part of the merger:

     o the former shareholders of privately-held TRC received 4,123,219 shares of common stock, representing approximately 50.1% of Harvest's outstanding shares of common stock,
     o Harvest changed its board of directors to consist of four members, three of whom were former directors of TRC, and
     o    TRC's management team became the management team of the new business.

     On March 15, 1999, we changed our name from Harvest Restaurant Group, Inc. to Tanner's Restaurant Group, Inc. Unless otherwise indicated in this prospectus, the terms "we," "us," or "our" refer to the company after the date of the merger, and the term "Harvest" refers to the company before the merger.

     A significant factor in both the structure and completion of the merger with TRC was a commitment by outside investors to purchase shares of our convertible preferred stock for $6,000,000. To date, we have received $4,500,000 of the $6,000,000 commitment, and we will receive the final $1,500,000 on or before the date of this prospectus.


     As a result of the merger, we now own and franchise ten "Rick Tanner's Original Grill" restaurants formerly owned and franchised by TRC. All ten restaurants are located in Georgia - eight are company-owned, and two are franchised. In May 1999, we opened a seafood restaurant, also in Georgia, under the name "Crabby Bob's Seafood Grill." In May 1999, we also entered into an agreement with Crabby Bob's Seafood, Inc. and its parent entities to acquire the assets of two more Crabby Bob's restaurants in California. We expect to complete this acquisition soon after the date of this prospectus.


                                  Our Business

     Our restaurants are designed to appeal to traditional casual dining customers by offering large portions of high quality foods at low prices. Our restaurants are competitively positioned between home meal replacement restaurants and full bar casual restaurants that have less portable foods. The menu at our "Rick Tanner's Original Grill" restaurants features over 40 different entrees and 15 different appetizers. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables. Our "Crabby Bob's Seafood Grill" restaurant offers fresh seafood, crabs, oysters, and a full service bar.

     Our growth strategy is:

     o    to open new company-owned restaurants,
     o    to increase our sales at our existing restaurants,
     o    to develop and expand our franchising program, and
     o    to evaluate and possibly acquire complementary restaurant concepts.

     We intend to develop restaurants both in Atlanta, to complete our penetration of the Atlanta market, and in Southern California where, if our acquisition of Crabby Bob's is successful, we will operate two Crabby Bob's restaurants. We believe we will be able to use existing supervisory, marketing and distribution systems in both Atlanta and Southern California to facilitate our development in these areas. We are evaluating our existing restaurant locations and may close unprofitable restaurants as we expand our business concept and focus on increasing profitability. We anticipate leasing most of our future locations.

     Our principal executive offices are located at 5500 Oakbrook Parkway, Suite 260, Norcross, Georgia 30093; our phone number at that address is (770) 248-2298.

                                 Use of Proceeds

     We will not receive any cash proceeds from the resale of common shares by the selling shareholders. Some of the selling shareholders, however, will purchase shares of our preferred stock for $1,500,000 on or before the effective date of this prospectus, as provided in our financing arrangement with those selling shareholders. We intend to use up to $600,000 of the net proceeds of the $1,500,000 as consideration for the acquisition of Crabby Bob's and approximately $550,000 to pay certain liabilities of Crabby Bob's that we are assuming as part of the acquisition, including a $350,000 bridge loan made in March 1999 to the parent of Crabby Bob's by Clyde E. Culp, III, our Chairman and Chief Executive Officer. We intend to use the balance of the net proceeds primarily for working capital, the payment of indebtedness, and general corporate purposes, including the development of new company-owned restaurants, the opening of a franchised restaurant, and the evaluation of opportunities to acquire new restaurant concepts. We cannot assure you that any of our development and acquisition plans will be successful.

                                  The Offering

Estimated shares of common stock offered by selling shareholders upon conversion of 9,198 shares of Series D preferred stock......172,462,500*

Shares of common stock offered by FINOVA after exercising
  its warrant......................................................    756,331

Shares of common stock offered by Sterling Capital after exercising
  its warrant......................................................    135,000

Shares of common stock offered by other selling shareholders
  after exercising their warrants..................................    919,800

Estimated shares of common stock outstanding after the
  offering.........................................................182,608,120**

OTC Bulletin Board symbol..........................................    "ROTI"

--------------------


     * Because the conversion rate per share of the Series D preferred stock is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the OTC Bulletin Board, these amounts are estimates only, based upon an estimated average closing bid price of $.10 per share. In addition, because we have agreed with the selling shareholders to register 150% of the number of shares of common stock into which the Series D preferred stock is convertible, the figure given represents the number of shares determined by the formula in the preceding sentence multiplied by 150%. On August 30, 1999, the closing market price was approximately $.11 per share. For more information, see "Description of Securities - Preferred Stock - Series D Convertible Preferred Stock."


     ** Assumes that no other convertible securities will be converted into common stock and that no other options or warrants will be exercised to purchase common stock.

     We will issue these shares of common stock to the holders listed above only if they convert their shares of Series D preferred stock or exercise their warrants. We are registering the shares under the terms of our registration rights agreements with these holders. Even though these shares of common stock are registered, we may never issue them, and, even if issued, the holders may never sell them under the prospectus.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk, including those risks discussed below. You should carefully consider these risk factors along with all the other information contained in this prospectus before you decide to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

We have experienced losses for the last two years, and our future operating results are uncertain.


     For the fiscal year ended December 27, 1998, we had a net loss of $2,897,759. For the 1997 fiscal year, our net loss was $2,143,409. For the fiscal quarter ended July 11, 1999, our net loss was $523,883. As of July 11, 1999, we had an accumulated deficit of $7,764,269. Our future financial results will depend on, among other things, our ability to generate a level of revenues sufficient to offset our cost structure and our ability to reduce our operating costs on a per location basis. We cannot assure you that we will significantly increase our revenues or become profitable. We note further that our auditors' report on the financial statements included in this prospectus includes a reference to the uncertainty that we will continue as a going concern.


We presently have no arrangement to repay short-term debt of $650,000.


     In addition to our other outstanding obligations, we owe a total of $650,000 to two lenders. One of these unsecured loans matured on July 31, 1999, thereby placing us in default under that loan. The other unsecured loan matures on the effective date of the registration statement of which this prospectus is a part. FINOVA, our senior secured lender, has advised us that any payment of the principal amount of these loans will be a default under the $2,000,000 FINOVA loan unless we repay the FINOVA loan in full at the same time. The net proceeds of the $1,500,000 to be invested on or before the effective date of this prospectus will be insufficient to repay both the FINOVA loan and the short-term loans. We are working to resolve this situation. If we default under any of these loan agreements, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have a material adverse effect on us.


We have closed three restaurants in 1999.


     During 1999, we have permanently closed two of our company-owned restaurants, and one of our franchisees has closed its franchised restaurant. We have also sold one of our restaurants to a franchisee with whom we have established a franchise arrangement.

We need additional capital immediately.

     In addition to our need for capital to repay the $650,000 in short-term loans, we continue to have substantial capital needs that cannot be funded completely from operations. As a result, we will be required to raise additional capital through equity or debt financing. Those sources of financing, if available, may include bank financing, third party equity investors, capital leases, private limited partnerships, joint venture financing and sale leaseback arrangements. None of our lenders is under any obligation to make additional advances to us nor are they under any obligation to approve any financing arrangement that we may negotiate. Further, we have no source of additional financing other than the $1,500,000 to be invested by our outside investors on or before the effective date of this prospectus. Consequently, we cannot assure you that any additional financing will be available to us when needed, on commercially reasonable terms, or at all. If we cannot obtain additional financing, our business operations and financial results will suffer.

We face risks in acquiring complementary businesses.

     One component of our growth strategy is to evaluate the feasibility of acquiring complementary businesses. Any acquisitions, including our acquisition of Crabby Bob's, will involve a number of risks that could materially and adversely affect us, including:

     o diverting our management's attention from operational and financial matters,
     o assimilating the operations, technologies, products, and personnel of the acquired companies,
     o risks of entering markets in which we have no or limited prior experience, and
     o    the potential loss of key personnel of the acquired companies.

     Acquisitions could involve the potentially dilutive issuances of equity securities and/or the incurrence of debt, contingent liabilities, and/or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and/or the market price of the common stock. Shareholders generally do not have rights to approve any acquisitions we make. Any acquisition we make may have a material adverse effect on our business, financial condition, and results of operations.

The loss of members of our management team could adversely affect our business and operations.

     Clyde E. Culp, III is our chief executive officer, Robert J. Hoffman is our Chief Operating Officer, and Timothy R. Robinson is our Chief Financial Officer. We are dependent upon these individuals and their managerial and technical efforts. In addition, if we complete our acquisition of Crabby Bob's, the board of directors intends to appoint John M. Creed, the current Chairman and Chief Executive Officer of Crabby Bob's Seafood, Inc., as a director. If any of these individuals were to resign, we cannot assure you that we would be able to replace them, and our inability to do so could materially adversely affect our business. We do not have any "Key man" life insurance on the lives of the members of our management team, other than insurance payable to FINOVA.

We face risks in acquiring and developing new restaurants.

     We are currently considering a strategy to expand our operations and open additional restaurants. We cannot assure you that we will be successful in opening any restaurants in a timely manner, or at all, or that, if opened, those restaurants will operate profitably. See "Business - Growth Strategy."

     Our ability to expand successfully depends upon many factors, including:

     o identifying and financing suitable restaurant sites and obtaining construction permits and licenses for the restaurants,
     o    negotiating acceptable lease terms for the new sites,
     o creating awareness and acceptance of our restaurants in any new geographical markets that we enter, and
     o being able to hire skilled restaurant management to successfully manage our growth, including costs and quality controls.

     We cannot assure you that we will be able to accomplish these tasks.

Delays in the development and construction of new restaurants could adversely affect us.

     In developing and constructing new restaurants, a number of events over which we will have no control could adversely affect us, including:

     o    delays in obtaining necessary governmental regulatory approvals,
     o    shortages of or the inability to obtain labor and/or materials,
     o inability of the general contractor or subcontractors to perform under their contracts,
     o    adverse weather conditions,
     o unavailability or unacceptable cost of needed debt or lease financing, and
     o    changes in federal, state or local laws or regulations.

     In addition, we will be dependent on other parties to complete the construction of any new restaurants. Accordingly, we cannot assure you that we will be able to complete any restaurant in a timely manner or within its proposed budget.

We may be unable to locate and lease appropriate sites for our restaurants.

     The location of each restaurant is extremely important to its potential success. We compete with a wide range of establishments in attempting to identify and secure desirable locations. Although we believe that we will be able to locate additional suitable sites, we cannot assure you that any suitable sites will be available or that we can lease them on acceptable economic terms.

We may need additional personnel.

     Our ability to successfully open and operate additional restaurants will depend upon our ability to hire and retain additional personnel who are experienced in the operation of casual dining restaurants. Our failure to hire additional experienced personnel will have a material adverse effect on our ability to open and successfully operate additional restaurants and to expand our operations thereafter.


We have a limited restaurant base and are dependent on a limited number of restaurants.


     We presently derive all of our revenues from ten Rick Tanner's Original Grill restaurants, two of which are franchised, and one Crabby Bob's restaurant. We cannot assure you that we will open any new restaurants or that, if we open them, they will be successful or operate profitably. The lack of success or closing of any of our existing restaurants, or the unsuccessful operation of any new restaurant, will have a material adverse effect upon our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and "Business."


Our strategy of leasing the buildings for our restaurant sites presents risks and uncertainties.

     Leases are often an attractive method of financing the development of restaurants. We lease most of our restaurant facilities. Any default under a lease may give the lessor the right to terminate the lease, which would deprive us of our interest in any improvements that we might have already made. Also, rent increases over the terms of our leases may adversely affect our profitability. Finally, the resale value of our interest in leased property may be less than if we owned the land, particularly toward the end of the lease term.

We may have insufficient trademark and service mark protection.

     The United States Patent and Trademark Office rejected our filing for trademark protection of the name "Rick Tanner's Original Grill" because the name "Tanner's" is currently being used by another entity outside our current market. We cannot assure you that we will be able to secure any protection for our name or our other intellectual property in the future. Other parties may attempt to exercise alleged rights in any of the trademarks, copyrights or other intellectual property rights or appropriate any trademarks, copyrights, or other intellectual property rights established by us, and our failure or inability to establish appropriate copyrights and trademarks, or to adequately protect any of our intellectual property rights, may have a material adverse effect on us.

     We are operating our Company-owned "Crabby Bob's Seafood Grill" restaurant pursuant to a franchise agreement with Crabby's Bob's Seafood, Inc. We will acquire rights to the "Crabby Bob's Seafood Grill" name from Crabby's Bob's

Seafood, Inc. if we acquire the assets of Crabby Bob's as we anticipate. If we do not acquire Crabby Bob's as we anticipate, we could lose the right to use the name, which could have a material adverse effect on us.

Conflicts of interest involving members of our board of directors may adversely affect us.


     SECA VII, LLC, of which James R. Walker, one of our directors, is an equity owner, has lent us $350,000. This $350,000 is part of the $650,000 in short-term loans that we owe, and it became due July 31, 1999. We have not yet repaid this loan, thereby placing us in default. As both an affiliate of a creditor and a director, Mr. Walker may have a conflict of interest. Generally speaking, a creditor may have an incentive to maximize his claims against the company's assets. We cannot assure you that we will reach a satisfactory resolution regarding the $350,000 loan, that future transactions or arrangements with Mr. Walker will be advantageous to us, that conflicts of interest will not arise with respect to those matters, or that if conflicts do arise, they will be resolved in a manner favorable to us. See " - We presently have no arrangement to repay short-term debt of $650,000" and "Management - Certain Transactions."


     We have no official policy regarding material transactions between our directors and officers and us. We generally seek to have any such transaction approved or ratified by a majority of our directors who lack a personal interest in the matter. Because we currently have only three directors, that approval or ratification is not always available to us.

Risks Related to Year 2000 Computer Issues.

     We have begun a review of our internal information systems to identify problems associated with the Year 2000 problem and take any necessary corrective action. We could be materially adversely affected by costs or complications relating to our internal systems. We could also be materially adversely affected by similar problems faced by our distributors, suppliers, customers, and vendors. For more information, see "Management's Discussion and Analysis or Plan of Operation "Year 2000 Computer Issues."

We are subject to anti-takeover provisions.

     Our articles of incorporation, our bylaws and Texas law could make it more difficult for another company to acquire us, even if a change in control would benefit our shareholders. For more information, see "Description of Securities."

RISKS RELATED TO OUR INDUSTRY

Our industry is very competitive and many of our competitors have greater resources than we do.

     The restaurant industry is intensely competitive with respect to price, service, location, and food quality. We have many competitors, including mid-price, full-service casual atmosphere restaurants, take-out food service companies, fast food restaurants, delicatessens, cafeteria-style buffets, prepared food stores, supermarkets, and convenience stores. Our competition also includes regional and national restaurant companies, including Chili's, Applebee's, Black Eyed Pea, and Cracker Barrel. In addition to the competition described above, our Crabby Bob's restaurant competes with seafood restaurants such as Red Lobster and Joe's Crab Shack. Many of our competitors are better established, have substantially greater financial, marketing and other resources, have been in existence for a substantially longer period of time, and have greater name brand recognition. Further, the restaurant industry is significantly affected by many external factors, including:

     o changes in the national, regional, and local economic and real estate conditions,
     o    changes in consumer preferences, tastes, and eating habits,
     o    demographic trends and traffic patterns,
     o    increases in food and labor costs and availability, and
     o the type, number, and location of competing restaurants in a particular locale.

     Inflation, food costs, and other similar factors may also affect the restaurant industry. We cannot assure you that we will be able to successfully compete in the restaurant industry. See "Business - Competition."

Fluctuations in the cost of our raw materials may adversely impact our business.

     Our operations, results, and financial condition may be adversely affected by fluctuations in the cost of our raw materials. Those costs are determined by constantly changing market forces over which we have no control. The loss of any of our suppliers could adversely affect our business until we make alternative arrangements.

We may be held liable for product liability claims or judgments against us.

     We may be liable if the consumption of any of our products causes injury, illness, or death or if anyone is injured or dies on our premises. A product liability or other claim or judgment against us could have a material adverse effect on our business or financial results. See "Business."

Government regulation and legal uncertainties may adversely affect our business.

     General. Various federal, state, and local laws affect our business. Each of our restaurants is subject to licensing regulation by numerous governmental authorities, which may include alcohol beverage control, building, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or the failure to obtain the necessary licenses or approvals, including zoning, land use, and environmental laws and regulations, could delay or prevent the development of a new restaurant in an area. Our restaurant operations are also subject to federal and state laws governing the minimum hourly wage, unemployment tax rates, sales tax and similar matters over which we have no control. Significant numbers of our service, food preparation and other personnel are compensated at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs.

     Alcoholic Beverage Regulation. Alcoholic beverage control regulations in each state require that our restaurants apply to the specific state authority and, in some locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. The failure of a restaurant to obtain or retain a liquor or food service license would adversely affect the particular restaurant's operations. Typically, an alcoholic beverage license must be renewed annually and may be revoked or suspended for cause at any time. Alcohol beverage control regulations relate to numerous aspects of the daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.

     Restaurants in most states are subject to "dram shop" laws, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if the service causes the injury or damage and the injury or damage is reasonably foreseeable. Although we maintain liquor liability insurance as part of our existing comprehensive general liability insurance, we may be subject to a judgment in excess of our insurance coverage. We may be unable to continue to maintain our insurance coverage at reasonable costs or at all. The imposition of a judgment substantially in excess of our insurance coverage would have a material adverse effect on us. The unavailability of this insurance coverage in the future could materially and adversely affect us.

     Americans with Disabilities Act. The federal Americans with Disabilities Act requires that places of public accommodation meet specified requirements related to access and use by persons with disabilities. Our non-compliance with these regulations could adversely affect our business, operations and financial condition.

     Franchise Regulation. A number of states and the Federal Trade Commission require a franchisor to provide specified disclosure statements to potential franchisees before granting a franchise. Additionally, many states require the franchisor to register its uniform franchise offering circular with the state before it may offer the franchise to residents of the state. Our non-compliance with these laws could adversely affect our business, operations, and financial condition.

RISKS OF THE OFFERING

Additional sales of shares of common stock are likely to cause the market price of the common stock to decline.

     Currently, 8,334,489 shares of common stock are outstanding, and the number of shares of common stock potentially issuable under our convertible preferred stock, warrants and options, and in payment of dividends on our preferred stock, is a multiple of the common shares currently outstanding. The number of additional common shares potentially issuable is as large or larger than 188,807,002 shares. This number takes into account that we have agreed to register 150% of the number of shares of common stock into which the 9,198 shares of Series D preferred stock are convertible at a recent trading price of $.10 per share. The sale, or availability for sale, of substantial amounts of shares of common stock could materially adversely affect the market price of the common stock and could impair our ability to raise additional capital by selling equity securities. This number will increase if the trading price of the common stock declines further. For more information, see "Shares Eligible for Future Sale."

The market price of the common stock is extremely volatile.

     Trading volume and prices for the common stock have fluctuated widely since it first became publicly-traded. During the months between April and July 1999, for example, the closing sales price of the common stock ranged from $.09 to $.40 per share. These severe fluctuations may continue in response to quarterly variations in operating results, announced earnings, and other factors. We cannot always predict or foresee those events. The market price of the common stock could also be influenced by developments or matters not related to us, including the sale or attempted sale of a large amount of the common stock on the open market by a shareholder. Because of this volatility, your investment in us may result in a complete loss.

Our common stock has been delisted from the Nasdaq Small Cap Market, and continued listing on the OTC Bulletin Board may impair its liquidity.

     Our common stock was delisted from the Nasdaq Small Cap market on September 16, 1998, and we presently do not meet the requirements to re-list our common stock on the Nasdaq SmallCap Market. Accordingly, trading in our common stock is conducted in the over-the-counter market and reported on the NASD's OTC Bulletin Board. Consequently, selling our shares may be more difficult because smaller quantities of shares may be bought and sold, transactions may be delayed, and the news media coverage of us may be reduced. These factors could result in lower prices and larger spreads in the bid and asked prices for our shares. Further, securities analysts are unlikely to cover our stock, and institutional investors are unlikely to purchase our stock. We cannot assure you that we will ever be able to list our stock on the Nasdaq Small Cap Market again.

"Penny stock" regulations may impair the liquidity of the common stock.

     Because the bid price of our common stock is below $5.00 per share, shares of common stock may be subject to the SEC's Rule 15g-9 and other penny stock regulations under the Securities Exchange Act of 1934. Rule 15g-9 imposes sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the prospective purchaser and have received the purchaser's written consent to the transaction before the sale. Consequently, this rule and other "penny stock" regulations may adversely affect the ability of broker-dealers to sell our shares and may adversely affect the ability of holders to sell their shares of common stock in the secondary market.

We may issue additional shares of common stock and preferred stock without shareholder approval.

     Our board of directors may authorize us to issue one or more series of preferred stock or additional shares of common stock without shareholder approval, and the existence or terms of these securities may adversely affect the rights of holders of the common stock. In addition, the issuance of any additional shares of preferred stock or common stock may be used as an "anti-takeover" device without shareholder approval. Issuance of additional preferred stock or common stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of common stock and may make it harder to remove current management, even if removal might be in the shareholders' best interests.

We do not intend to pay dividends on our common stock.

     We do not currently pay any dividends on the common stock and do not intend to pay dividends on the common stock in the foreseeable future.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward looking statements are identified by words like expects, intends, believes, anticipates, estimates, may, could, should, would, will, plans, hopes and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements due to certain factors, including those described in "Risk Factors" above and in other places in this prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the conversion of shares of Series D preferred stock into shares of common stock or on the sales by the selling shareholders of the shares of common stock issued to them upon those conversions. On or before the effective date of this prospectus, we will receive the final $1,500,000 to be invested by the outside investors under the financing commitment.


     If the selling shareholders exercise all of their outstanding warrants, we will receive approximately $1,877,799 upon those exercises and we will issue 1,811,131 shares to these shareholders. Given the current trading prices of the common stock on the OTC Bulletin Board, we believe it is unlikely that the holders of the warrants issued with the Series D preferred stock will pay $2.00 per share to exercise those warrants in the near to immediate future.

     We intend to use up to $600,000 of the net proceeds of the $1,500,000 as consideration for the acquisition of Crabby Bob's, and approximately $550,000 to pay certain liabilities of Crabby Bob's that we are assuming as part of the acquisition, including a $350,000 bridge loan made in March 1999 to Crabby Bob's' parent by Clyde E. Culp, III, our Chairman and Chief Executive Officer. This bridge loan does not earn interest until September 1999 and matures upon the first to occur of several events as described in "Certain Transactions." We intend to use the balance of the net proceeds from the $1,500,000 investment to develop new restaurants, to evaluate opportunities to acquire new restaurant concepts, to pay certain debt, and for working capital. The debt we may repay is described in "Risk Factors - We presently have no arrangement to repay short-term debt of $650,000" and " - Conflicts of interest involving members of our board of directors may adversely affect us."


     The $1,500,000 that we will receive on or before the effective date of this prospectus represents the final installment of a $6,000,000 financing commitment that we have received from outside investors. Of this amount, $4,500,000 has already been invested, and we have already issued 5,700 shares of Series D preferred stock for those investments. Upon receipt of the final $1,500,000, we will issue another 1,500 shares of Series D preferred stock to the outside investors. The $6,000,000 has been or is to be invested in us as follows:

     (1) $2,000,000 was invested in July 1998 for shares of preferred stock that were exchanged in January 1999 for 2,600 shares of Series D preferred stock in the merger,

     (2) $1,000,000 was invested in January 1999 in exchange for 1,300 Series D shares,

     (3) $1,000,000 was invested in February 1999 in exchange for 1,300 Series D shares,

     (4) $500,000 was invested in May and June 1999 in exchange for the accelerated delivery of 500 shares of Series D preferred stock (this $500,000 was originally expected to be invested on the date of this prospectus, but was accelerated by agreement among the parties),

     (5) the final $1,500,000 will be invested in exchange for 1,500 Series D shares on or before the effective date of this prospectus.

     The original issue price of the Series D preferred stock is $1,000 per share. For each $10,000 investment increment of the first $4,000,000 invested, however, the investors received 13 shares of Series D preferred stock having an aggregate original issue price of $13,000. The 500 shares of Series D preferred stock issued in May and June 1999 have been issued at $1,000 per share, and the 1,500 shares of Series D preferred stock to be issued for the final $1,500,000 investment will be issued at $1,000 per share, so that the investor will receive 10 shares of Series D preferred stock for each $10,000 investment increment.

     In addition to the shares of Series D preferred stock issued at the time of the merger, as described above, we issued 1,998 shares of Series D preferred stock to holders of 133.2 shares of Series B preferred stock who exchanged their shares, for which they originally paid $1,332,000. For each $10,000 increment originally invested in the Series B preferred stock, the investor received 15 shares of Series D preferred stock having an aggregate original issue price of $15,000. These 1,998 shares of Series D preferred stock, together with the 5,700 shares currently outstanding and the 1,500 yet to be issued, bring the total numbers of potentially issuable shares of Series D preferred stock to 9,198.

     Each share of Series D preferred stock is convertible into shares of common stock at a ratio determined by the following formula: $1,000 divided by 80% of the five-day average closing bid price of the common stock. Dividends on the Series D preferred stock are payable at the rate of 7% of the original issue price. See "Description of Securities - Preferred Stock - Series D Convertible Preferred Stock."

     In addition, the third party investors who purchased or will purchase Series D preferred stock for cash or who exchanged Series B or Series C preferred stock for Series D preferred stock were or will be issued common stock purchase warrants to purchase, for each $1,000,000 of Series D preferred stock issued, 100,000 shares of common stock at a price of $2.00 per share. Assuming that all 9,198 shares of Series D preferred stock are issued, we will be obligated to issue warrants to purchase 919,800 shares of common stock.

                                    DILUTION

     The outside investors will be able to convert their 9,198 shares of Series D preferred stock into a large number of shares of common stock. Each share of Series D preferred stock is convertible into shares of common stock using a ratio determined by the following formula: $1,000 divided by 80% of the five-day average closing bid price of the common stock on the OTC Bulletin Board. Using an estimated closing market price on the OTC Bulletin Board of $.10 per share, those 9,198 shares would be convertible into 114,975,000 common shares. If the five day average closing bid price were to decrease to $.05, the 9,198 shares of Series D preferred stock would be convertible into 229,950,000 shares of common stock, which exceeds the 200,000,000 shares that we currently are authorized to issue. Conversely, if the five-day average closing bid price of the common stock were to increase to $.50, those 9,198 shares of Series D preferred stock would be convertible into 22,995,000 common shares. These calculations are intended to serve only as examples, not as predictions as to the future market price of the common stock.

     In addition to the potential conversions by the holders of Series D preferred stock, the holders of our Series A preferred stock can convert each share of Series A preferred stock into 2.7 shares of common stock. Because there are 461,454 shares of Series A preferred stock outstanding, 1,245,926 shares of common stock are issuable upon their conversion. Similarly, the 744,500 outstanding shares of Series E preferred stock are convertible into 2,978,000 shares of common stock. In addition, holders of options and warrants to acquire shares of our common stock will be able to convert or exercise, as applicable, their securities into 12,120,576 shares of common stock. If all currently outstanding convertible preferred shares are converted into shares of common stock based upon a market price of $.10 per share, and if all outstanding options and warrants to purchase shares of common stock are exercised, approximately 139,653,991 shares of common stock would be outstanding. We have agreed with the selling shareholders to register 150% of the number of shares of common stock into which their 9,198 shares of Series D preferred stock are convertible. If (a) all of the shares of common stock being offered by this prospectus are issued to the selling shareholders, (b) all outstanding convertible securities are converted, and (c) all outstanding options and warrants are exercised, then 197,141,491 shares of common stock would be outstanding.


     We also may elect to pay dividends in shares of common stock, and the board of directors may decide to issue additional shares. In particular, we can issue common stock in payment of dividends on our preferred stock. A total of approximately $716,813 in dividends on the Series A preferred stock was in arrears as of June 30, 1999, and an aggregate of approximately $532,387 in dividends on the Series D preferred stock and Series E preferred stock was in arrears as of July 11, 1999. We may pay those dividends and future dividends in common shares. Our ability to pay cash dividends on the preferred stock is substantially limited under our loan agreement with FINOVA.


     Consequently, substantial dilution of the voting power of the current shareholders is likely over time as convertible securities are converted, options and warrants are exercised, and dividends are paid in common shares.

Those conversions, exercises and dividends are also likely to depress the market price of the common stock.

                  MARKET FOR COMMON EQUITY AND RELATED MATTERS


     Until September 16, 1998 the common stock was quoted on the NASDAQ SmallCap Market System under the symbol "ROTI." As of close of business on that date the common stock was delisted from the NASDAQ SmallCap Market, and since that date the common stock has been quoted on the OTC Bulletin Board. During the period from August 30, 1999 through September 3, 1999, the high and low sales prices for the common stock were $.125 and $.0938, respectively. The range of high and low sales prices for the common stock as reported by Nasdaq and the range of high and low bid prices as quoted on the OTC Bulletin Board are listed below for the periods indicated. The OTC Bulletin Board prices are indicated by an asterisk. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.



                                                                   Price
                                                           ---------------------


                                                            High          Low
                                                            ----          ---
Fiscal Year 1997:         Quarter Ended:
-----------------         --------------
First Quarter             April 20, 1997                   $7.75        $6.00
Second Quarter            July 13, 1997                    $8.00        $4.75
Third Quarter             October 5, 1997                  $5.09        $1.43
Fourth Quarter            December 28, 1997                $2.63        $ .75

Fiscal Year 1998:
-----------------
First Quarter             April 19, 1998                   $2.2188      $ .25
Second Quarter            July 12, 1998                    $ .875       $ .25
Third Quarter             October 4, 1998                  $ .875       $ .125*
Fourth Quarter            December 27, 1998                $ .29*       $ .09*

Fiscal Year 1999:         Quarter Ended:
-----------------         --------------
First Quarter             April 18, 1999                   $ .56*       $ .22*
Second Quarter            July 11, 1999                    $ .28*       $ .10*

"Penny Stock" Rules

     Because the bid price of the common stock has been below $5.00 per share, the SEC's Rule 15g-9 may apply to the common stock. This rule imposes additional sales practice requirements on a broker-dealer that sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors. For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction before the sale. In addition, broker-dealers, particularly if they are market makers in the common stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5, and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g-9 and these other rules may adversely affect the ability of broker-dealers to sell or to make markets in the common stock and also may adversely affect the ability of purchasers of the shares offered by this prospectus to resell their shares.

Holders of Record


     We had approximately 91 holders of record of our common stock as of August 31, 1999.


Dividends

     We have never paid cash dividends on our common stock and intend to retain earnings, if any, to use in operating and expanding our business. Our board of directors will determine the amount of future dividends, if any, based upon our earnings, financial condition, capital requirements and other conditions. Our loan agreement with FINOVA prohibits us from paying cash dividends on our common stock.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     You should read the following discussion along with the consolidated financial statements and related notes to them included elsewhere in this prospectus.


     On January 14, 1999 TRC merged into a wholly owned subsidiary of Harvest in a forward triangular merger. For financial and accounting purposes, the effective date of the merger was December 27, 1998, and we have prepared the consolidated financial statements assuming the merger closed as of the end of the day on December 27, 1998. Because the former shareholders of TRC received a majority of the shares of our common stock outstanding immediately after the merger, the historical financial statements of the surviving company for the periods before the merger are those of TRC rather than Harvest.


Overview


     Our growth strategy is to open new company-owned restaurants, to increase sales at existing restaurants, to develop and expand our franchising program, and to evaluate and possibly acquire complementary restaurant concepts. We intend to develop restaurants both in Atlanta, to complete our penetration of the Atlanta market, and in southern California, where, if our acquisition of Crabby Bob's is successful, we will operate two Crabby Bob's restaurants. We believe we will be able to use existing supervisory, marketing, and distribution systems in both Atlanta and southern California to facilitate our development in these areas. Additionally, we may seek to acquire other restaurant concepts that would complement our existing business, allowing growth and improving profitability. We continue to evaluate existing restaurant locations and may close certain unprofitable restaurants as we expand our business concept and focus on achieving profitability. We anticipate leasing most of our future locations.

     A significant factor in both the structure and completion of the merger with TRC was a commitment by third party investors to invest $6,000,000 in the new combined company. As of July 11, 1999, we had received $4,500,000 of this $6,000,000 commitment. Of the net proceeds of the remaining $1,500,000 to be invested, we intend to use up to $600,000 as consideration for the acquisition of Crabby Bob's and approximately $550,000 to pay certain liabilities of Crabby Bob's that we are assuming as part of the acquisition, including a $350,000 bridge loan made in March 1999 to the parent entity of Crabby Bob's by Clyde E. Culp, III, our Chairman and Chief Executive Officer. We intend to use the balance of the net proceeds primarily for working capital, the payment of indebtedness, and general corporate purposes, including the development of new company-owned restaurants, the opening of a franchised restaurant, and the evaluation of opportunities to acquire new restaurant concepts. We cannot assure you that any of our development or acquisition plans will be successful.

Results of Operations for the 28 Week Period Ended July 11, 1999 Compared to the 28 Week Period Ended July 12, 1998

     Revenues. Total net revenues decreased $965,949, or 15.1%, during the first two quarters (28 weeks) ended July 11, 1999, compared to the corresponding period of 1998. This decrease in sales is primarily due to a decline in same store sales of 17.7%. Same store sales decreased by $961,953, partially due to the leveling of sales at two restaurants that opened in the fourth quarter of 1997. Sales also decreased as a result of the closings of two stores, offset by the opening of our Crabby Bob's restaurant on May 24, 1999. Crabby Bob's net sales through July 11 were $283,801.

     Costs and Expenses. In general, costs of goods sold decreased as a percentage of sales during the first two quarters of 1999. This is due to operational improvements and purchasing efficiencies, and a reduction in coupons and promotions, which decreased from $217,078 to $84,815, or 60.9%. Although these types of promotions tend to increase the number of customers that visit the restaurant and thereby increase sales, the operating expenses on these sales are higher than on ordinary sales because the sales have been discounted below the menu price. This decrease in costs as a percentage of sales is most evident in food, beverage and paper costs.

     Food, beverage and paper costs were $1,777,700, or 32.8% of sales, for the first two quarters of 1999 versus $2,255,479, or 35.3% of sales, for the same period in 1998. Operational improvements and reduced coupon and discount promotions caused a 3.0% decrease in food costs as a percentage of sales at comparable stores. This was offset somewhat by opening promotions at our new Crabby Bob's restaruant.

     Payroll and benefit expense was $1,978,982, or 36.5% of sales, for the first two quarters of 1999 compared to $2,273,890, or 35.6% of sales, for the same period in 1998. Labor costs rose 0.9% due to increased competition for labor and higher costs associated with the opening of our new Crabby Bob's restaurant.

     Other operating expenses increased as a percentage of sales to 26.2% ($1,421,342) for the first two quarters of 1999 from 22.3% ($1,424,063) for the same period in 1998. Advertising expenditures decreased by 1.4% of sales. Repairs and maintenance expenses increased, while service contracts decreased due to negotiation of a more favorable pest control contract, for a net increase of .3% of sales. Utilities increased by 0.4% of sales, primarily because of the decrease in sales. Restaurant administration expense increased by 0.7% of sales, partially due to an increase in credit card processing fees. Rent expense increased by 2.7% of sales, primarily due to the sale and leaseback of one restaurant in late June of 1998. Pre-opening expenses increased 1.2% of sales in the first half of 1999, due to the development of our Crabby Bob's restaurant. Development of this restaurant involved the conversion of a nearly-completed Tanner's restaurant into a Crabby Bob's restaurant, resulting in a longer construction period than usual. We also had higher costs at this store due to the travel expenses and payroll costs of training personnel from Crabby Bob's.

     Total occupancy costs, consisting of depreciation, rent and restaurant interest expense, increased to 11.0% of sales in the first two quarters of 1999 from 8.2% of sales in the first two quarters of 1998. Again, this is primarily due to the sale and leaseback of one restaurant. We expect occupancy costs to decrease as a percentage of sales as we open more "end-cap" restaurants located at the end of strip shopping centers, as opposed to freestanding buildings.

     Depreciation and amortization expense in the first two quarters of 1999 increased by 1.2% of sales over the first two quarters of 1998, due to fixed asset additions at two new stores opened since May of 1998.

     Loss on restaurant closings of $300,000 for the first half of 1999 relates to charges recognized in connection with the closure of two of our under-performing units. Included in this item are charges for the write-down of property and equipment to their net realizable values and real estate disposition costs.

     General and administrative expenses increased to $745,735 in the first two quarters of 1999 from $691,474 in the first two quarters of 1998. This is due to the write-off of costs associated with abandonment of a potential site, the disposal of old warehoused equipment, and the increased cost of corporate office personnel to support additional growth.

     Other Income (Expense). Interest expense decreased to $206,209 in the first two quarters of 1999 from $398,889 in the first two quarters of 1998. This is primarily attributable to the cancellation of the debenture to the former president of Tanner's. Our effective interest rate increased to 12.3% for the first half of 1999.

     Net Loss. We incurred a net loss of $1,374,264 for the first two quarters of 1999 compared to $1,037,182 for the same period in 1998. This increase was primarily attributable to the $300,000 charge for store closings, and the additional expenses associated with the opening of Crabby Bob's restaurant. We expect to incur losses in future periods until we expand our base of restaurants to offset current general and administrative expenses and costs of expansion.

     As we pursue our plans for growth, we expect to see the following trends in operating costs. We expect that food, beverage and paper costs and payroll expenses will increase during the first two months of a restaurant's operations. Pre-opening expenses are expected to total approximately $100,000 for each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of pre-opening costs are incurred in the accounting period prior to opening and in the period that a restaurant opens. If we are able to increase our base of restaurants, the effects of the above-mentioned operating trends will decrease, and the new restaurants will have less of an impact on our consolidated results.

Results of Operations for the Year Ended December 27, 1998 Compared to the Year Ended December 28, 1997

     Revenues. Total revenues increased by $2,727,993 during the fiscal year 1998 in comparison to fiscal 1997. This increase in sales was partially attributable to sales from two new restaurants opened in the fourth quarter of 1997 and one new restaurant opened in the second quarter of 1998. The sales increase was also the result of a rise in same-store sales of 1.9% over 1997. Our first franchised stores were opened during the first half of 1998. Royalties and franchise fees earned during the year were $63,341 versus $0 in the prior year. This increase in restaurant and franchise-related sales was partially offset by a 13.5% decrease in catering sales.

     Costs and Expenses. In general, costs have increased as a percentage of sales due to the additional coupon and promotions that began in August 1997 and continued through 1998. These types of promotions increase the number of customers that visit the restaurant and increase sales. However, the operating expenses on these sales are higher because the sales have been discounted below the menu price. This increase in costs is most evident in food, beverage and paper costs.

     Food, beverage and paper costs were 35.2% of 1998 sales versus 34.4% of sales for the same period in 1997. The 0.8% increase in food costs as a percentage of sales was primarily a result of increased coupon and various discount promotions in 1998 as described above.

     Payroll and benefit expense was a stable 35.5% of sales in 1998 and 1997. In April 1997, we implemented a new benefits package that permits restaurant managers to obtain health, life and disability insurance. We pay for a portion of this package. As a result of this new employee benefit, benefit costs rose 0.1% as a percentage of sales. This increase was offset by a decrease of 0.1% in labor costs.

     Other operating expenses decreased as a percentage of sales to 23.5% for 1998 from 27.3% for 1997. Although total advertising expenditures remained constant, we began to realize some market efficiencies as advertising expense decreased 1.5% as a percentage of sales compared to 1997. Additional decreases in 1998 resulted from:

     o general reduction in repair and maintenance expense as a percentage of sales because 28% of all restaurants are new in 1998 and need minimal repairs versus no new stores until November of 1997, a .5% improvement,
     o changing all restaurant cleaning from an externally contracted service to an in-store responsibility, a .3% improvement, and
     o negotiating certain contracts related to the purchase of cleaning materials and supplies, a .3% improvement.

     Pre-opening expenses decreased to .9% of sales in 1998 due to one new restaurant, compared to 2.5% of sales in 1997 due to two new restaurants in 1997. However, these margin improvements were partially offset by the increase in rent expense, which increased operating expenses by .4% of sales. This is due to the higher costs associated with new store leases. These factors resulted in a net decrease to other operating expenses of 3.8% of total sales.

     Total occupancy costs, consisting of depreciation, rent and restaurant interest expense, increased to 9.1% of sales in 1998 from 7.1% in 1997. The 2.0% increase as a percentage of sales was primarily due to the two new restaurants that opened in the fourth quarter of 1997 and one new restaurant that opened in the second quarter of 1998. We believe that this trend will start to reverse in 1999 as we open more "end-cap" restaurants located at the end of strip shopping centers, as opposed to free- standing buildings, which tend to have higher capital investments and financing costs, therefore resulting in larger depreciation charges and greater interest costs.

     Depreciation and amortization expense in 1998 increased by 0.6% over 1997 due to fixed asset additions at the new restaurants that were opened in 1997 and 1998. Most of these assets were placed in service in December 1997, and January and July 1998.

     General and administrative expenses increased to $1,651,474 in 1998 from $1,278,581 in 1997, primarily due to costs incurred in anticipation of franchising and expanding the Tanner's concept, such as recruiting and training restaurant managers for anticipated new stores, printing and development costs for new menus, hiring a franchise consultant, and restructuring the corporate office personnel to support additional growth. Although total general and administrative expenditures increased, the additional sales generated from new and old restaurants leveraged these costs down to 14.1% of 1998 sales from 14.3% of 1997 sales.

     The write down of an intangible asset is due to a one-time charge of $547,000 related to the cancellation and termination of an employment agreement with the former president of TRC.

     Other Income (Expense). Other income decreased in 1998 to 0.2% of sales, from 0.3% of sales in 1997. Interest expense increased to $700,451 in 1998 from $546,552 in 1997. This is primarily attributable to an increase in borrowings of approximately $1,000,000 in the first half of 1998. Our effective interest rate remained at 11.3% for 1998.

     Net Loss. We incurred a net loss of $2,897,759 for the year ended December 27, 1998 compared to a net loss of $2,143,409 for the same period in 1997. We expect to incur losses in future periods until we expand our base of restaurants to offset current general and administrative expenses and costs of expansion.

     As we pursue our plans for growth, we expect to see the following trends in operating costs. We expect that food, beverage and paper costs and payroll expenses will increase during the first two months of a restaurant's operations. Pre-opening expenses are expected to total approximately $100,000 for each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of pre-opening costs are incurred in the accounting period prior to opening and in the period that a restaurant opens. If we are able to increase our base of restaurants, the effects of the above-mentioned operating trends will decrease, and the new restaurants will have less of an impact on our consolidated results.

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


Liquidity and Capital Resources


     Our cash and cash equivalents decreased $168,507 during the first two quarters of 1999. The principal source of funds consisted of $2,500,000 received from outside investors. The primary uses of funds consisted of:

     (a) cash used in operations of $2,003,272, including the payment and resolution of current accounts payable and accrued liabilities of $1,299,055,

     (b) the purchase of additional fixed assets for one new restaurant and the remodeling of another for $487,796, and

     (c) payment of debt of $177,439.


     Our cash and cash equivalents increased $434,768 during the year ended December 27, 1998. Principal sources of funds consisted of:

          o additional borrowings totaling $1,016,617 under both secured and unsecured loan agreements,
          o    cash of $411,150 acquired in the merger, and
          o    the sale of one of our restaurant buildings for $359,696.

     Our primary uses of funds consisted of:

          o the purchase of additional fixed assets for new restaurants of $972,724, and
          o    cash used in operations of $220,198.


     We have incurred operating losses since inception, and as of July 11, 1999, we had an accumulated deficit of $7,764,269 and a working capital deficit of $3,054,726. We are not currently generating sufficient revenues from operations to meet our cash requirements. Because substantially all sales in our restaurants are for cash, and operating costs are generally due in 15 to 45 days, we are able to operate with negative working capital. We have obtained extended payment schedules with several of our larger vendors allowing for longer payment terms. Additionally, some of our vendors have agreed to extend payment terms for obligations we previously incurred.

     In addition to our other liabilities, we currently owe a total of approximately $650,000 to two lenders, one of which is SECA VII, LLC, a significant shareholder, for interim financing loaned in early 1998. One of our directors, James R. Walker, is an equity owner of SECA. The $350,000 SECA loan matured on July 31, 1999, thereby placing us in technical default of the SECA loan. The other unsecured loan, with an outstanding balance of approximately $300,000, matures on our receipt of the final $1,500,000 of the financing commitment. FINOVA, our senior secured lender, has advised us that any payment


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


of the principal amount on these two loans will be a default under our outstanding $2,000,000 loan from FINOVA, unless we repay the FINOVA loan in full at the same time. The final $1,500,000 that we are scheduled to receive under the financing commitment will be insufficient to repay the FINOVA loan, repay the short-term loans, and provide necessary working capital. We presently have no arrangement to repay these loans. Therefore, we may default on the other loan as well, unless we can make other arrangements. We are working to resolve this situation. If we cannot work out an acceptable arrangement to extend the terms of these loans, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have a material adverse effect on us.

     We have not paid dividends on our Series A preferred stock since June 1998, and we are currently analyzing our alternatives for addressing these arrearages. The total amount of dividends in arrears on our Series A preferred stock as of June 30, 1999 was $716,813. Additionally, the total amount of dividends accumulated but not paid on our Series D preferred stock and Series E preferred stock as of July 11, 1999 was $532,387. Dividends on our Series D and Series E preferred stock are payable only on conversion of those shares into common stock.

     We opened one new company-owned restaurant in May 1999. One of our franchised restaurants closed in February 1999 due to franchisee financing arrangements and location issues. We closed two under-performing company-owned restaurants in March 1999, resulting in a charge to earnings of $300,000. We also sold one store to a franchisee. In the remainder of 1999, we plan to open new company-owned restaurants and a franchised restaurant. Our capital requirements to meet this development plan could be as much as $1.2 million.

     On May 11, 1999, we entered into an agreement to acquire certain assets of Crabby Bob's. Crabby Bob's is a restaurant chain consisting of two restaurants located in Southern California that offer fresh seafood, crabs, oysters and a full service bar. We will pay $600,000 in cash and assume certain liabilities related to the Crabby Bob's business as consideration for the acquisition of these restaurants and other assets related to their operation.


     Although we do not currently have the capital resources to meet our development plan, outside investors invested $2,500,000 of their $6,000,000 financing commitment in the first half of 1999, after having invested $2,000,000 of the $6,000,000 commitment during 1998. These investors will invest the remaining $1,500,000 of the commitment on or before the date of this prospectus. We plan to meet our capital requirements for new restaurant development, the acquisition of Crabby Bob's, and working capital through the remainder of this funding. We may also raise additional funds by borrowing.

     Additionally, we sold our property on Tezel Road in San Antonio, Texas on July 30, 1999. The sale generated approximately $382,000 in net proceeds. Under the terms of a severance agreement that we entered into with William J. Gallagher, our former chief executive officer and a former director, we were obligated to apply the proceeds of the sale of the Tezel property to satisfy any remaining obligations to Mr. Gallagher. We paid Mr. Gallagher $65,000 out of these net proceeds, in full satisfaction of our outstanding obligations to him.


Year 2000 Computer Issues

     The "Year 2000 problem" is a general term used to identify those computer programs or applications that are programmed to use a two-digit field, instead of a four-digit field, for the year component of a date. Those programs or applications which are programmed in this manner may, for example, recognize the year 2000 as the year 1900, thus causing potential system failures or miscalculations that could result in disruptions of normal business operations. We have evaluated our state of readiness, the costs involved to become compliant, the risks involved, and our contingency plans. Our primary uses of software systems are our corporate accounting and restaurant management software.

     We have completed an initial assessment of our core computer information systems and are now undertaking the necessary steps to make our systems Year 2000 compliant. We believe that the cost to upgrade our software will not be material. We are currently evaluating and assessing those computer systems that do not relate to information systems, such as telecommunications, HVAC, and fire and safety systems, which typically include embedded technology such as microcontrollers that may be harder to test, and may require repairs or complete replacement. We expect to complete this assessment during the third quarter of 1999.

     We are in the process of contacting all significant vendors and our independent payroll vendor to verify that those vendors are also addressing the problem. We have developed contingency plans where necessary. Some Year 2000 issues that may adversely affect our operations are beyond our control. We cannot now estimate the potential adverse effect that may result from the failure of any of our vendors to become Year 2000 compliant, although we continue to believe that there will be no direct material effect on our operating performance or results of operations.

                                    BUSINESS

Overview

     Tanner's Restaurant Group, Inc., formerly known as Harvest Restaurant Group, Inc., was incorporated in June 1993 under the name "Clucker's Tex-Mex Venture, Inc." Initially, Harvest operated as an area developer for Cluckers Wood Roasted Chicken, Inc., the developer and franchiser of the "Cluckers" restaurant concept. By 1996, Harvest had decided to focus its operations on the development, operation and franchising of its own line of restaurants, Harvest Rotisserie restaurants. In 1997, Harvest attempted to grow this concept by implementing an area development program in Florida, Indiana and North Carolina. By the first quarter of 1998, however, all restaurants franchised under this area development program had been closed, and by July 1998 all four company-owned restaurants had been closed. The last remaining franchised restaurant was closed in August 1998, leaving Harvest with no ongoing business operations. By this time, Harvest had decided to pursue a merger with TRC Acquisition Corporation and focus its resources on the development of TRC's "Rick Tanner's Original Grill" restaurants.


     On January 14, 1999, TRC merged into a wholly-owned subsidiary of Harvest in a forward triangular merger. In this merger, 4,123,219 shares of common stock, representing approximately 50.1% of the outstanding common shares, were issued to the former shareholders of privately-held TRC. Also issued in the merger were 744,500 shares of Series E preferred stock. As a result of the merger, we now own and franchise the "Rick Tanner's Original Grill" restaurants formerly owned and franchised by TRC. All ten restaurants are located in Georgia
- eight are company-owned, and two are franchised. As part of the merger, our board of directors was changed to consist of four members, three of whom were former directors of TRC, and TRC's management team became the active management team of the combined business. The non-TRC director, Mr. Gallagher, subsequently resigned from the Board. Additionally, we moved our corporate headquarters from San Antonio, Texas to Atlanta, Georgia. For accounting purposes, we accounted for the merger as an acquisition of Harvest by TRC deemed to have occurred on December 27, 1998. On March 15, 1999, we changed our name to Tanner's Restaurant Group, Inc.


     In May 1999, we opened a seafood restaurant in suburban Atlanta operating under the name "Crabby Bob's Seafood Grill." We are operating this Crabby Bob's restaurant pursuant to a franchise agreement with the parent entity of Crabby Bob's, Pacific Ocean Restaurants, Inc. We paid a $25,000 franchise fee to Pacific Ocean and are paying 4% of our gross sales from that restaurant as a royalty fee.

     On May 11, 1999, we entered into a definitive agreement to acquire the assets of two restaurants owned and operated by Crabby Bob's Seafood, Inc. Both restaurants are located in Southern California and, like our Crabby Bob's restaurant in suburban Atlanta, offer fresh seafood, crabs, oysters and full-service bars.

     Under the terms of the agreement, we will pay $600,000 and assume certain liabilities related to the Crabby Bob's business as consideration for the acquisition of these restaurants and other assets related to their operation. We will pay this amount at closing by delivery of a note, which will be payable by us, at our option, either (a) in cash or (b) in a combination of cash and stock.

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



     Our newly-formed subsidiary, CB Acquisition, Inc., will acquire the assets of the two Crabby Bob's restaurants. John M. Creed, the current President and Chief Executive Officer of Crabby Bob's, will become the Chief Executive Officer of the subsidiary and Gary Coburn, the Vice President and Chief Operating Officer of Crabby Bob's, will become the subsidiary's Vice President of Operations. In addition, we intend to appoint Mr. Creed to our board of directors if the acquisition of Crabby Bob's is completed. Clyde E. Culp, III, our Chairman and Chief Executive Officer, loaned $350,000 to Crabby Bob's parent corporation, Pacific Ocean Restaurants, Inc., in March 1999 to enable Pacific Ocean to satisfy certain of its immediate obligations while continuing to pursue our proposed acquisition. No interest accrues on this loan until September 1999, when interest will begin to accrue at a rate of 10% per annum. We intend to pay off this loan upon our acquisition of Crabby Bob's. John M. Creed is a significant shareholder of Pacific Ocean and has personally guaranteed a $500,000 line of credit of Pacific Ocean. Approximately $300,000 is currently outstanding under this line of credit. Upon our acquisition of Crabby Bob's, we will pay off approximately $100,000 of this $300,000. Simultaneously, Mr. Creed will loan Pacific Ocean approximately $200,000 to terminate the line of credit, and we will assume his loan. We expect that the loan will mature six months after the closing date, and that we will secure the loan with some form of collateral.


     The acquisition is expected to be completed in the third quarter of 1999, subject to our satisfactory completion of due diligence review, both parties' receipt of all necessary consents and licenses, and other closing conditions.


Growth Strategy

     We intend to pursue the following growth strategy:

     o    to open new company-owned restaurants,
     o    to increase our sales at existing restaurants,
     o    to develop and expand our franchising program, and
     o to evaluate possible acquisitions of complementary restaurant concepts.


     We intend to develop restaurants in Atlanta to complete our penetration of the Atlanta market. We also intend to develop restaurants in Southern California, where, if our acquisition of Crabby Bob's is successful, we will operate two Crabby Bob's restaurants. We believe we will be able to use existing supervisory, marketing and distribution systems in both Atlanta and Southern California to facilitate our development in these geographic areas. We currently anticipate that we will lease most of our future locations. In 1999, we plan to open new company-owned restaurants and a franchised restaurant, although we cannot assure you that our plans will be successful.


Background of the "Rick Tanner's Original Grill" Concept


     In 1986 Richard Tanner developed the original Tanner's concept, which focused on chicken rotisserie and ribs, and he grew this idea into eight restaurants in Atlanta over the next ten years. In October 1996, Mr. Tanner joined forces with veteran restaurant investors and a new management team to create TRC. TRC expanded Mr. Tanner's successful concept by adding new company-owned restaurants and developing a franchise program. Between October 1996 and its merger with us in January 1999, TRC opened three new Tanner's

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


restaurants and began development of several additional locations. TRC also began initial development of a franchise program and franchised one restaurant in Macon, Georgia. During 1998, TRC opened one new company-owned Tanner's restaurant in Canton, Georgia and two franchised Tanner's restaurants, the one in Macon, Georgia and another in Montgomery, Alabama. The franchised restaurant in Montgomery, Alabama was closed in February 1999 due to franchisee financing arrangements and restaurant location issues. Two company-owned restaurants were also closed during the first quarter of 1999 and, during the second quarter, we sold one of our other company-owned restaurants to a franchisee with whom we have established a franchise arrangement.

     Our restaurants are designed to appeal to traditional casual dining customers by offering large portions of high quality foods at low prices. Our restaurants are competitively positioned between home meal replacement restaurants and full bar casual restaurants that have less portable foods. The menu at our "Rick Tanner's Original Grill" restaurants features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, chicken fingers, "cheesy chicken lips," "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order, and are served with a choice of two out of 15 different freshly prepared vegetables. Our "Crabby Bob"s Seafood Grill" restaurant offers fresh seafood, crabs, oysters, and a full service bar. Since inception, over 25% of sales have come from takeout/takehome service.


     Value. We believe the Tanner's menu offers a compelling value to the traditional casual dining customer while remaining competitive with restaurants targeting value-oriented customers. Tanner's prices range from $3.99 to $6.99 for lunch and from $8.99 to $10.99 for dinner, with many items priced under $8.00. Additionally, Tanner's offers a "Kids' menu for children ten and under with items priced at $2.95. The average amount spent per customer, including beverages, is approximately $6.50 for lunch and $9.50 for dinner.

     Distinctive Design and Decor and Casual Atmosphere. Our restaurants are built according to a flexible design concept that allows recognizable restaurants to be developed at different types of sites. Our prototype store features an efficient operating layout, standardized equipment and tasteful and distinctive trade dress. We seek to create a fun, casual, family friendly neighborhood atmosphere, and we attempt to create this atmosphere by decorating all our restaurants with things like hand-painted murals depicting local history.

     Commitment to Customer Satisfaction. We believe that we must provide prompt, friendly and efficient service to ensure customer satisfaction. We seek to staff each restaurant with an experienced management team and keep table-to-server ratios low. We use customer surveys to solicit feedback on each restaurant and attempt to address problems quickly.

     Site Selection. Our site selection strategy targets markets that provide a balance of business and residential clientele. We analyze a variety of factors in the site selection process, including:

     o    local market demographics,
     o    site visibility,

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


     o    accessibility, and
     o proximity to major retail centers, office complexes, residential communities, and entertainment facilities.

We believe that this strategy maximizes our exposure to a high volume of new and repeat customers. We devote significant time and resources to analyzing prospective restaurant sites and gathering appropriate cost, demographic and traffic data. We use an in-house construction and real estate department to develop architectural and engineering plans and to oversee new construction. Although we have traditionally focused on developing our prototype freestanding restaurant, we consider developing additional restaurants in existing buildings and in strip shopping centers where appropriate. We believe that our ability to remodel an existing building into one of our restaurants permits greater accessibility to quality sites in more developed markets. Once we select a site, we renovate or build-out the interior and exterior to produce the distinctive atmosphere of our restaurants. Renovation or build-out of a site usually takes from 60 to 120 days.

     Training and Development. We believe a well-trained, highly motivated restaurant management team is critical to achieving our operating objectives. Our training and compensation systems are designed to create accountability for performance at the restaurant level. We expend significant resources to train, motivate and educate our restaurant level managers and hourly coworkers. Each new manager participates in a comprehensive six week training program which combines hands-on experience in one of our training restaurants. To instill a sense of ownership in restaurant management, compensation is based, partly, on restaurant profit and quality service scores. We believe our focus on unit level operations provides an incentive for managers to focus on increasing same store sales and restaurant profitability.

     Unit Economics. The average total investment cost to open a new Tanner's restaurant, including the costs of the land, building, furniture, fixtures, and equipment, plus preopening costs that include training salaries, opening inventory, supplies and promotion, is approximately $1,250,000. Excluding real estate costs (land purchase or lease costs) and preopening expenses, the average cost of opening a new restaurant in 1998 was approximately $650,000. Based on our recent opening of a Crabby Bob's restaurant, we anticipate that the costs of developing a Crabby Bob's restaurant may be similar to the costs of developing a Tanner's restaurant. We expect to reduce this average opening cost to approximately $500,000 in 1999, due primarily to reductions in the average unit size and a new emphasis on opening restaurants in strip shopping centers rather than freestanding buildings. Individual unit investment costs could vary, however, on account of a variety of factors, including competition for new sites, area construction costs, and the mix of conversions, build-to-suit and leased locations. We have sought to minimize our cash investment in each restaurant to approximately $300,000 or less through the use of sale/leaseback, or build-to-suit type financing, and equipment financing. We have been successful in obtaining this type of financing for our new freestanding restaurants and believe that this financing will continue to be available, although we cannot predict that availability.

Competition

     Competition in the restaurant industry is intense. Our restaurants compete with mid-price, full-service, casual dining restaurants primarily on the basis of quality, atmosphere, location and value. Our takeout/takehome business competes not only with other full-service restaurants, but also with take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, prepared food stores, supermarkets and convenience stores. We also compete with other restaurants and retail establishments for quality sites.

     Many of our competitors are well established and have substantially greater financial, marketing and other resources than we do. Regional and national restaurant companies such as Chili's, Applebee's, Black Eyed Pea and Cracker Barrel have expanded their operations in the our current and anticipated market areas. In addition to the competition described above, our Crabby Bob's restaurant competes with seafood restaurants such as Red Lobster and Joe's Crab Shack. This competition could adversely affect our operating results.

     Competition in the food service business is often affected by:

          o    changes in consumer tastes,
          o national, regional, and local economic and real estate conditions,
          o    demographic trends,
          o    traffic patterns,
          o    the cost and availability of labor,
          o    the type, number and location of competing restaurants, and
          o    availability of product and local competitive factors.

Some or all of these factors could adversely affect us and our future franchisees.

Trademarks and Service Marks

     Before the January 1999 merger, TRC had applied for registration with the United States Patent and Trademark Office of its "Rick Tanner's Original Grill" and design service mark. The Patent and Trademark Office did not grant our application because other entities were using similar marks outside our present market area. We believe that the use of those similar marks will not adversely affect us. Because we believe that our service mark has significant value and is an important factor in the marketing of our restaurants, we will vigorously oppose any infringement of our common law rights to our marks, although our lack of federal registration could result in our losing the right to use our mark.

     We are operating our Company-owned "Crabby Bob's Seafood Grill" restaurant pursuant to a franchise agreement with Crabby Bob's Seafood, Inc. We will acquire whatever rights Crabby Bob's Seafood, Inc. has to the name if we acquire the assets of Crabby Bob's as we anticipate. We currently have no legal rights to the use of the Crabby Bob's name, however, and if we do not acquire Crabby Bob's as we anticipate, we could lose the right to use the name, which could have a material adverse effect on us.

     Although we no longer own, franchise or operate any restaurants operating under the Harvest name, the rights to the "Harvest Rotisserie" name, trademark and service mark remain registered in our name with the U.S. Patent and Trademark Office.

Government Regulation

     General. A variety of federal, state, and local laws apply to us and our restaurant business. Each of our restaurants is subject to permitting, licensing, and regulation by a number of government authorities, including alcoholic beverage control, zoning, health, safety, sanitation, building, and fire agencies in the state or municipality in which the restaurant is located. Our restaurants must comply with federal, state and local government regulations applicable to the consumer food service business, including those relating to the preparation and sale of food, minimum wage requirements, overtime, unemployment and sales taxes, working and safety conditions, mandated health insurance coverage and citizenship requirements. Significant numbers of our service, food preparation and other personnel are compensated at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

     Alcoholic Beverage Regulation. Approximately 2% of our net restaurant sales were attributable to the sale of alcoholic beverages in 1998. Alcoholic beverage control regulations require each restaurant to apply to a state authority and, in some locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of restaurant operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

     "Dram shop" statutes in Georgia generally give a person injured by an intoxicated person the right to recover damages from a business that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing $2 million comprehensive general liability insurance.

     Americans with Disabilities Act. The federal Americans with Disabilities Act requires that places of public accommodation meet certain requirements related to access and use by persons with disabilities. We design our restaurants to be accessible to persons with disabilities and believe that we are in substantial compliance with all current applicable regulations relating to restaurant accommodations for persons with disabilities.

     Franchise Regulation. A number of states and the Federal Trade Commission require a franchisor to provide specified disclosure statements to potential franchisees before granting a franchise. Additionally, many states require the franchisor to register its uniform franchise offering circular with the state before it may offer the franchise to residents of the state.

Franchise Operations

     We currently have one franchisee and are presently offering franchises on a selective basis. We cannot give assurances about either the number of franchise territories that we will sell during fiscal year 1999 or the impact of franchise fees on our profitability and cash position.

     We franchise market areas or territories through market development agreements, which grant the right to develop one or more Tanner's restaurants within a specified geographic area. A franchisee enters into a market development agreement when the franchisee chooses a specific territory before signing the first license agreement. A franchisee must also enter into a separate license agreement, which we call unit license agreement, for each individual Tanner's restaurant that the franchisee opens.

     The market development agreement obligates a franchisee to build and open a specified number of restaurants in a designated area over a specific time period. It grants exclusivity for the franchisee, prohibiting us or another franchisee from developing in the awarded territory. If a franchisee fails to open restaurants as provided in the market development agreement, we can notify the franchisee of default and terminate the market development agreement if the default is not cured.

     Generally, a market development agreement expires when the franchisee opens the last restaurant listed on the schedule in the agreement. The unit license agreements then provide market operating control for the franchisees. After the franchisee completes the development schedule, if we decide to establish additional restaurants in the licensed territory, the franchisee has the right of first refusal to develop those restaurants as long as the franchisee's existing restaurants are in compliance with the agreements.

     The initial franchise fee is $25,000 per restaurant. A franchisee pays $10,000 of this fee upon signing a market development agreement, for each restaurant to be built. The franchisee pays the remaining $15,000 per restaurant at the opening of each restaurant, when the unit license agreement is signed. Unit license agreements generally have a 20-year term and can be renewed with the then current license if the franchisee is in compliance at the end of the term.

     Generally, under the unit license agreement, a franchisee pays a continuing royalty fee of 4% of gross revenues from each restaurant. In addition, a franchisee pays a continuing fee for advertising materials production, initially
 .5% of gross revenues. This fee can be increased to 2% of gross revenues upon implementation of a national advertising program. Currently, we only require the
 .5% for advertising materials production.

     The unit license agreement also requires a franchisee to comply strictly with our standards, specifications, processes, procedures, requirements and instructions regarding the operation of a licensed restaurant. We are obligated to provide initial training, new store opening support, and continuing inspection and training/marketing assistance for each franchise restaurant. Restaurant managers must be certified in our training program. Franchisees may purchase food products and restaurant supplies from independent, approved suppliers as long as they conform to our specifications. Alternate sources of these items are generally available. The same is true for equipment and decor packages.

Insurance

     We carry general liability, product liability, and commercial insurance of up to $2,000,000, together with an umbrella liability coverage of an additional $10,000,000 and worker's compensation insurance, all of which we believe is adequate for a business of our size and type. We cannot assure you that our insurance coverage will remain adequate or that insurance will continue to be available to us at reasonable rates.

     Franchisees are required to maintain minimum standards of insurance under their franchise agreements, including commercial general liability insurance, worker's compensation insurance, and all risk property and casualty insurance. We require that we be named as an additional insured on those policies.

Employees


     As of August 31, 1999, we employed approximately 365 people, of whom 11 are executive and administrative personnel, 36 are restaurant management personnel and the remainder are hourly restaurant personnel. Many of our hourly restaurant employees work part-time. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.


Properties


     We lease approximately 4,000 square feet of space for our executive offices in Norcross, Georgia for $2,919 per month. We believe that our executive office facilities will be adequate for our needs in the foreseeable future. We believe that additional space, if needed, is available at reasonable rates. We lease 18 properties that range in size from approximately 3,000 to 5,326 square feet and range in rent from $2,700 to $11,917 per month, as described below. Included in these properties are several leases for properties that we no longer use, as noted below.


     Although Harvest had no ongoing Harvest Rotisserie restaurant operations when Harvest merged with TRC in January 1999, Harvest had previously guaranteed all of the real estate leases on all Harvest Rotisserie franchised restaurants. We accrued a real estate disposition liability of $145,000 at December 27, 1998, which we believe will be sufficient to settle all obligations related to the closing of the company-owned and franchised Harvest Rotisserie restaurants, and the abandonment of the Harvest Rotisserie restaurant sites under development.

                                                         Lease         Monthly
Location                       Form of Ownership      Expiration         Rent
--------                       -----------------      ----------         ----

Executive Offices:

5500 Oakbrook Parkway           Building Lease      March 31, 2004      $2,919
Suite 260
Norcross, Georgia 30093

Operating Restaurants
and Catering Facility:

1065 Buckhead Crossing          Building Lease      February, 2018      $6,879
Woodstock, GA 30189

350 Northridge Road             Building Lease      July, 2000          $4,439
Atlanta, GA 30338

3220 Cobb Parkway               Building Lease      June, 2003          $5,716
Atlanta, GA 30339


4920 Roswell Road               Building Lease      June, 2004          $5,694
Atlanta, GA 30342


1371 Clairmont Road             Building Lease      June, 2001          $5,394
Decatur, GA 30033

650 Gwinnett Drive              Building Lease      April, 2002         $3,731
Suite 203
Lawrenceville, GA 30245

4450 Hugh Howell Road           Building Lease      April, 2002         $4,426
Tucker, GA 30084



94 Pavilion Parkway             Building Lease      June, 2013          $11,917
Fayetteville, GA 30214

525 Peachtree Industrial Blvd.  Building Lease      September, 2002     $6,180
Suwanee, GA 30174

6470 Spalding Drive, Suite P    Building Lease      September, 2002     $4,533
Norcross, Georgia  30092


Closed Restaurants and Abandoned Properties:

6275 Spalding Drive             Building Lease      June, 2000          $5,480
Norcross, GA 30092

3433 McGehee Road               Building Lease      February, 2008      $6,667
Montgomery, AL  36111 (1)

Walzem Road                     Building Lease      February, 2006      $2,700
San Antonio, TX (2)

1453 Riverstone Parkway         Building Lease      February, 2018      $6,879
Suite 100
Canton, GA 30114

South Padre Island Drive        Building Lease      November, 1999      $5,000
Corpus Christi, TX

South Braeswood Road            Building Lease      January, 2004       $3,000
Houston, TX

11730 West Avenue               Building Lease      May, 2002           $4,500
San Antonio, TX



------------------------------

     (1) We currently sublease this property for approximately the same amount per month as we owe on the lease. See " - Certain Transactions."

     (2)  We currently sublease this property for $3,600 per month.



Legal Proceedings

     We are a named party in the following legal proceedings:


     On June 1, 1998, Harvest was named as a defendant in a lawsuit filed in Texas in Nueces District Court by Lin Chin Liu Ho and Chi Pen Ho, in Case Number 98-2048-E. The plaintiffs are seeking damages of $150,000 for breach of a commercial lease. This case is set for trial in December 1999.



     On August 12, 1998, Harvest was named as a defendant in a lawsuit filed in Texas by Green Tree Vendor Services Co. in Bexar County Court, in Case No. 247317. The plaintiff is seeking to recover damages of $38,691 for Harvest's failure to make payments under two equipment leases. The plaintiff has filed a first amended motion for summary judgment, which has not yet been set for hearing. Settlement negotiations are ongoing. Because the plaintiff has not sold the property, damages are unliquidated.

     On August 20, 1998, Harvest was named as a defendant in a lawsuit filed in Texas by Toufic Khalifa in Bexar County District Court in Case No. 98-CI-12200. The plaintiff is seeking damages in the amount of at least $240,000 for breach of a commercial lease. The case is now in the discovery phase.

     Before the merger, Harvest settled a number of lawsuits and claims, and since the merger we have settled additional lawsuits and claims. Some of these settlements are documented by executed written settlement agreements and releases while others are not.

     We are also involved in other claims arising in the normal course of business. In our opinion, although the outcomes of any of these claims are uncertain, in the aggregate they are not likely to have a material adverse effect on us.

                                   MANAGEMENT


     Our officers and directors as of August 31, 1999 are listed below. Our current management team consists of TRC's pre-merger management team. Each director listed below will hold office until our next annual meeting of shareholders. Cumulative voting is not permitted in the election of directors.


     The following table provides information about our directors and executive officers.

             Name               Age                   Office
             ----               ---                   ------

      Clyde E. Culp, III        56         Chairman of the Board of Directors,
                                           President and Chief Executive Officer

      Richard E. Tanner         45         Director

      James R. Walker           50         Director

      Robert J. Hoffman         51         Senior Vice President of Operations

      Timothy R. Robinson       36         Vice President and Chief Financial
                                           Officer

-----------------

     In addition, our board intends to appoint Mr. John M. Creed, age 62, as a director if we acquire Crabby Bob's as anticipated.


Background of Our Directors and Executive Officers

     Clyde E. Culp III, formerly the chairman and chief executive officer of TRC, assumed the positions of our Chairman of the Board of Directors and Chief Executive Officer upon the merger. Mr. Culp has held numerous executive positions during his 28-year career in the hotel and restaurant industry. He served as a director and officer of TRC beginning in November 1996. From 1993 to 1996, Mr. Culp served as president and chief executive officer of the 1,500 unit Long John Silver's restaurant chain. From 1990 to 1993, he served as president and chief executive officer of Embassy Suites Hotels and also served as chief operating officer of Holiday Inns from 1987 to 1990. In 1975, Mr. Culp founded Davco Foods, which grew to 146 stores and was the largest Wendy's Hamburger franchisee in the world.

     Richard E. Tanner is the founder of the Rick Tanner's Original Grill concept and was TRC's president before the merger. Upon the merger Mr. Tanner became a director and consults with our management in all aspects of restaurant engineering, design, layout and menu modifications. He will continue to be our marketing spokesman.

     James R. Walker has been the owner and operator of Sim's Wholesale Co., Inc. in Lynchburg, Virginia, since 1986 and is also a Visiting Professor of Business Administration at the Darden Graduate School of Business at the University of Virginia, a position he has held since 1995. He has held marketing management positions at Smith Kline Beecham, Inc. and Eli Lilly and Co.

     Robert J. Hoffman, our Senior Vice President of Operations, served TRC in that role from 1996 until the merger. Mr. Hoffman has over 30 years' experience in restaurant operations. Before joining TRC, from 1994 to 1996, Mr. Hoffman served as a vice president for Miami Subs and was responsible for operations and training of 260 company-owned and franchised restaurants. From 1969 to 1993, he served in various management roles, most recently as senior vice president of operations, with Metromedia Steakhouse LP, which operated 836 Ponderosa Steakhouses.

     Timothy R. Robinson, our Vice President and Chief Financial Officer, served TRC in those roles from December 1996 until the merger. Before joining TRC, Mr. Robinson served as a senior manager with Coopers & Lybrand, LLP in Atlanta and has been engaged in public accounting since 1986. He was responsible for numerous audits of publicly held companies and has extensive financial reporting experience. Mr. Robinson is a certified public accountant and holds a B.B.A. degree in accounting from Georgia State University.

     The board of directors intends to appoint John M. Creed as a director if we acquire Crabby Bob's as anticipated. Mr. Creed has served as the Chairman of Pacific Ocean Restaurants, Inc., the parent entity of Crabby Bob's Seafood Grill, Inc., since September 1997 and has served as its Chief Executive Officer since August 1998. From 1989 through 1996, Mr. Creed served as the Chairman and Chief Executive Officer of Chart House Enterprises, Inc., a New York Stock Exchange company. Mr. Creed also served as the Chief Executive Officer of Hot Dog on a Stick, Inc., a 100 unit fast food chain, from July 1997 to June 1998.

Executive Compensation

     The following table provides information concerning compensation for the past fiscal three years to William J. Gallagher, our former chief executive officer. No other executive officer received compensation in excess of $100,000 during the fiscal year ended December 27, 1998.


                                Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                     Awards
                                                                   ----------
                                         Annual Compensation       Securities
                                                    Other Annual   Underlying
                                    Salary  Bonus   Compensation    Options      All Other
Name and Principal Position  Year    ($)     ($)        ($)           (#)      Compensation
---------------------------  ----   ------  ------  ------------   ----------  ------------

William J. Gallagher         1998   90,000       0    13,691(2)    140,000(1)       0
         Chairman and Chief  1997   89,519  37,156    17,663             0          0
         Executive Officer   1996   79,209       0     3,640             0          0

------------------

     (1) On February 5, 1998, the Board of Directors authorized a repricing of the option exercise price for all outstanding options granted under the Harvest Stock Option Plan to $1.00, with no change in the vesting periods. Mr. Gallagher owns 140,000 options. This revised exercise price represented approximately 200% of the market price of the common stock on the date of the repricing.

     (2) This amount consists of a car allowance of $5,157 and $8,534 that was used to pay off a loan.


     Mr. Gallagher resigned as an officer of Harvest and signed a severance agreement that required us to pay him $200,000 during 1999. We have paid Mr. Gallagher all amounts owed to him under his severance agreement. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."


Option Grants

     The following table provides information concerning grants of stock options to Mr. Gallagher, the only named executive officer under applicable SEC rules, during the fiscal year ended December 27, 1998.


                           Option Grants in Last Fiscal Year


                                   Individual Grants
                                   -----------------

                           ----------------------------------
                                          Percent
                           Number of     Of Total
                           Securities    Options     Exercise
                           Underlying   Granted to    Price
                            Options    Employees in   ($ per   Expiration
                           Granted(#)   Fiscal Year   Share)      Date
                           ----------  ------------   ------      ----

                                                                September
William J. Gallagher....   140,000(1)     33.33%       1.00        2001

------------------

     (1) On February 5, 1998, the Board of Directors authorized a repricing of the option exercise price for all outstanding options granted under the Harvest Stock Option Plan to $1.00, with no change in the vesting periods. This revised exercise price represented approximately 200% of the market price of the common stock on the date of the repricing.

Compensation of Directors

     We pay our directors $250 per meeting.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     When we completed the merger on January 14, 1999, Clyde E. Culp, III, the chairman and chief executive officer of TRC before the merger, became our Chairman and Chief Executive Officer. Under Mr. Culp's five-year employment agreement with us, we are obligated to pay him an annual salary of $200,000, and he is entitled to earn a bonus if he meets the criteria to be established by him and the board of directors.


     As part of the merger, William J. Gallagher, our chief executive officer before the merger, executed a severance agreement with us under which he resigned from all positions that he held with us, other than as one of our directors, in exchange for our agreement to pay him a total of $200,000. He resigned as a director on April 28, 1999. We paid Mr. Gallagher $65,000 upon the sale of our property on Tezel Road in San Antonio, Texas on July 30, 1999, representing full payment of the outstanding balance of the sums owed to him under his severance agreement.


Director and Officer Liability and Indemnification

     The Texas Miscellaneous Corporation Act, which we refer to as the Texas Act, allows a Texas corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise that degree of care which a person of ordinary prudence would exercise under the same or similar circumstances. Absent the limitations authorized by such provision, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting negligence and fraud in the exercise of their duty of care. Although Article 1302-7.06 of the Texas Act does not change a director's duty of care, it enables corporations to limit available relief to non-monetary equitable remedies such as injunction or rescission. Our articles of incorporation limit the personal liability of our directors, in their capacity as directors but not in their capacity as officers, to us or our shareholders to the fullest extent permitted by the Texas Act. Specifically, a director will not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

     (a) any breach of the director's duty of loyalty to us or our shareholders,
     (b) acts or omissions not in good faith that constitute a breach of duty to us or which involve intentional misconduct or a knowing violation of law,
     (c) transactions from which the director receives an improper benefit, whether or not resulting from an action taken within the scope of the director's office, or

     (d) actions or omissions for which director liability is expressly provided by applicable statute.

     This provision may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though that action, if successful, might otherwise have benefited us and our shareholders. However, this provision, together with a provision that requires us to indemnify our officers and directors against some kinds of liabilities, is intended to enable us to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The SEC has taken the position that this provision will have no effect on claims arising under the federal securities laws.

     In addition, our articles state that if the Texas Act or other applicable provision of Texas law is ever amended to allow for greater exculpation of directors than presently permitted, the directors will be relieved from liabilities to the fullest extent provided by Texas law, as so amended. No further action by the board of directors or our shareholders is required, unless Texas law provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided by it with respect to any alleged act occurring before the effective date of the modification or repeal.

     Our articles of incorporation permit us to indemnify our directors and officers to the fullest extent permitted by Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.

     Under Texas law, a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that the person:

     o    Conducted himself or herself in good faith;
     o Reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
     o In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     A person entitled to indemnification under these provisions may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses he or she actually incurs in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

     Our articles of incorporation make indemnification of directors and officers mandatory if the conditions previously mentioned are met, and constitutes under Texas law the authorization to indemnify that is otherwise left to a vote of the directors, or a committee of the directors, or a determination by special legal counsel, or a vote of the shareholders. Indemnification is mandatory, regardless of the conditions previously mentioned, if the director or officer is wholly successful on the merits or otherwise, in the defense of the proceeding.

     Our articles of incorporation also provide for the advancement of expenses by us to a director or officer in advance of the final disposition of the proceeding so long as the director or officer makes a good faith written affirmation that he or she has a good faith belief that he or she has met the standard of conduct necessary for indemnification and gives a written undertaking, which need not be secured, to repay us if ultimately it is determined that the standard of conduct required for indemnification was not met or the director or officer was willful or intentional in the misconduct of the performance of his or her duty to us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the SEC has advised us that in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

     We plan to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Texas Business Corporation Act.

                              CERTAIN TRANSACTIONS

     Several of our current officers and directors, as well as holders of 5% or more of our outstanding common stock, received our securities in the January 1999 merger. Clyde E. Culp, III, our Chairman and Chief Executive Officer, received 1,178,063 shares of common stock in exchange for his shares of TRC common stock and received options to acquire an additional 78,538 shares of common stock in exchange for his options to acquire shares of TRC. Also as part of the merger, Mr. Culp executed an employment agreement to become our Chairman and Chief Executive Officer. James R. Walker, one of our directors, is also an equity owner of SECA VII, LLC, which received 765,741 shares of common stock, 183,150 shares of Series E preferred stock, and options to acquire 54,976 shares in the merger, also in exchange for its TRC securities. Timothy R. Robinson, our Chief Financial Officer, received options to acquire 254,462 shares of common stock, and Robert J. Hoffman, our Chief Operating Officer, received options to acquire 243,466 shares of common stock, in each case in exchange for their options to acquire shares of common stock of TRC. John D. Feltman, a significant shareholder and the chairman of Brookhaven Capital Corporation, received options to acquire 394,986 shares of common stock in exchange for his options to acquire shares of TRC common stock. Moreover, Brookhaven received 382,870 shares of common stock in exchange for its shares of TRC common stock.

     Also in the merger with TRC, Richard Tanner, one of our directors, received approximately 469,775 shares of Series E preferred stock in exchange for his agreement to cancel a promissory note from TRC to him, his agreement to terminate his employment agreement with TRC, and his conversion of shares of Class A preferred stock of TRC. Mr. Tanner also received 1,413,675 shares of common stock in exchange for his outstanding TRC shares and options to acquire 353,419 shares of common stock in exchange for his options to acquire shares of TRC. Also, we sublease a restaurant facility in Montgomery, Alabama to Tanner's Montgomery, Inc., which Mr. Tanner owns. Tanner's Montgomery pays us rent of $6,667 per month under a lease that expires in February 2008. This restaurant was closed in February 1999.


     Mr. Culp has also personally guaranteed two loans on our behalf. As of August 31, 1999, the aggregate outstanding principal amount of these two loans was approximately $346,000.


     In addition, Mr. Culp loaned approximately $350,000 to Pacific Ocean Restaurants, Inc., the parent entity of Crabby Bob's Seafood, Inc., in March 1999 to enable Pacific Ocean to satisfy certain immediate obligations while continuing to pursue our proposed acquisition. Mr. Culp may lend an additional $300,000 under the terms of this financing arrangement. No interest accrues on this loan until September 1999, when interest will accrue at a rate of 10% per annum. Mr. Culp's loan is due upon the earlier to occur of:

     (a) 360 days from the date of Mr. Culp's last advance of funds to Pacific Ocean,

     (b) the date of termination of the letter of intent between us and Pacific Ocean,

     (c) the termination of the purchase and sale agreement for Crabby Bob's between us and Pacific Ocean, or

     (d)  the date of closing of the Crabby Bob's acquisitions.

     The obligations of Pacific Ocean under Mr. Culp's note are secured by the personal property, general intangibles and intellectual property used in the operation of the Crabby Bob's Seafood Grill and Bob's on the Bay restaurants operated by Crabby Bob's Seafood, Inc. John M. Creed, whom the board of directors intends to appoint as a director if the Crabby Bob's acquisition is completed, owns approximately 40% of the outstanding common stock of Pacific Ocean Restaurants, Inc., the parent entity of Crabby Bob's Seafood Grill, Inc. Mr. Creed has personally guaranteed a $500,000 line of credit of Pacific Ocean Restaurants, Inc. Approximately $300,000 is currently outstanding under this line of credit. Upon our acquisition of Crabby Bob's, we will pay off approximately $100,000 of this $300,000. Simultaneously, Mr. Creed will loan Pacific Ocean approximately $200,000 to terminate the line of credit, and we will assume his loan. We expect that the loan will mature six months after the closing date, and that we will secure the loan with some form of collateral.


     We currently owe an aggregate of approximately $650,000 to two lenders, one of which is SECA VII, LLC. One of our directors, James R. Walker, is an equity owner of SECA. The $350,000 SECA loan matured on July 31, 1999 and, because we have not yet repaid this loan, we are in default. The other unsecured loan, with an outstanding balance of approximately $300,000, matures on the effective date of the registration statement of which this prospectus is a part. FINOVA, our senior secured lender, has advised us that any payment of the principal amount of these two loans will be a default under the $2,000,000 FINOVA loan unless we repay the FINOVA loan in full at the same time. The net proceeds of the $1,500,000 to be invested on or before the effective date of this prospectus will be insufficient to repay both the FINOVA loan and the short-term loans. We are working to resolve this situation. If we default under any of these loan agreements, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have a material adverse effect on us.


     Mr. Gallagher, a former director and officer, is an officer of Santa Cruz Squeeze, Inc., which advanced money to Harvest in 1998 secured by a real estate lien note in the approximate amount of $150,000. Harvest paid this note in full before the merger.

     We have no official policy regarding material transactions between our directors and officers and us. We generally seek to have any such transaction approved or ratified by a majority of our directors who lack a personal interest in the matter. Because we currently have only three directors, that approval or ratification is not always available to us.

                       PRINCIPAL AND SELLING SHAREHOLDERS

Principal Shareholders


     The following table provides information as of August 31, 1999 concerning ownership of the capital stock by each director and officer, all directors and officers as a group, and all beneficial owners of 5% or more of the outstanding shares of common stock.


     Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of capital stock shown as owned by them, subject to community property laws, where applicable. Each shareholder's address is in care of us at 5500 Oakbrook Parkway, Suite 260, Norcross, Georgia 30093, except that FINOVA's address is 500 Church Street, Suite 200, Nashville, Tennessee 37219. The Right to Acquire column in the table also reflects all shares of common stock that each individual has the right to acquire within 60 days from the above date upon exercise of stock options or common stock purchase warrants.

                                                                     Percent of
                                          Number of                  Outstanding
                         Class of          Shares         Right       Shares of
Name                       Stock           Owned        to Acquire      Class
----                       -----           -----        ----------      -----

Clyde E. Culp, III        Common         1,178,063        78,538        15.1%
Richard Tanner            Common         1,413,675       353,419        20.6
                        Series E(4)        469,775             0        63.0
James R. Walker(1)        Common           765,741        54,976         9.9
                        Series E(4)        183,150             0        24.6
SECA VII, LLC(1)          Common           765,741        54,976         9.9
                        Series E(4)        183,150             0        24.6
Robert J. Hoffman         Common              --         243,466         2.9
Timothy R. Robinson       Common              --         254,462         3.0
John Feltman              Common           382,870(2)    353,419         8.6

FINOVA Mezzanine
  Capital Inc. (3)        Common              --         699,259         7.7%

All officers and
directors as a group
(5 persons)(4)            Common         3,357,479       984,681        46.6
                        Series E(4)        652,925             0        87.7%

--------------------

     (1) Mr. Walker, a director, is an equity owner of SECA VII, LLC, which directly owns 765,741 shares of common stock and 183,150 shares of Series E preferred stock and has the right to acquire 54,976 shares of common stock.
     (2) Represents 382,870 shares held by Brookhaven Capital Corporation, of which Mr. Feltman is the chairman.

     (3) Represents shares of common stock purchasable upon exercise of a warrant at a price of $.01 per share.
     (4)  Messrs. Culp, Tanner, Walker, Hoffman and Robinson.
     (5) Each share of Series E preferred stock is convertible into four shares of common stock.


Selling Shareholders

     Each of the selling shareholders named in the following table may, from time to time, offer all of the shares shown next to his or its name at the then current prices in the over-the-counter market or in isolated private transactions, at negotiated prices, with institutional or other investors. See "Plan of Distribution." Each selling shareholder who is a natural person will have sole voting and investment power with respect to his shares of the common stock after he converts his shares of the Series D preferred stock or exercises a warrant. No selling shareholder has any voting power with respect to the shares of the common stock issuable on the exercise of a warrant before executing it. In addition, the selling shareholder may not sell the underlying shares of the common stock until after conversion or exercise, as applicable. See "Description of Securities." No selling shareholder who is a natural person, and no natural person affiliated with any entity which is a selling shareholder is, or has ever been, an executive officer or director of our company.

     The selling shareholders are offering, by this prospectus, an aggregate of 174,273,631 shares of common stock based on the assumptions explained below. The total amount of these common shares will not be outstanding until (a) all 9,198 shares of the Series D preferred stock are converted into approximately 114,975,000 shares of the common stock, assuming that the market price of the common stock is $.10 per share, and (b) all 1,811,131 shares are issued upon exercise of the outstanding warrants and options held by the selling shareholders. We have agreed with the selling shareholders to register 150% of the number of shares of common stock into which their 9,198 shares of Series D preferred stock are convertible, which is why the number of shares being offered by this prospectus exceeds the sum of (a) and (b) in the preceding sentence.


     The following table gives the names of, and the number and percentage of shares of common stock beneficially owned by, each selling shareholder as of August 31, 1999 and when they complete the offering. These figures assume that each selling shareholder converts all of his or its shares of Series D preferred stock into common stock and exercises all of his or its warrants and options to purchase shares of common stock, and then sells all of his or its shares of common stock under this prospectus. This table also allocates all 174,273,631 shares of common stock being offered by this prospectus among the selling shareholders, even though only 116,786,131 shares will be issued to the selling shareholders (assuming, for purposes of conversion of the 9,198 shares of Series D preferred stock, a market price of $.10 per share). The selling shareholders named below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock or Series D preferred stock since the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.

     The selling shareholders other than FINOVA and Sterling Capital agreed with us that notwithstanding the number of shares he or it could otherwise acquire by converting his or its shares of Series D preferred stock, he or it could not own more than 4.99% of our outstanding common shares at any time. For that reason the number of shares listed for some of those shareholders in the Number of Shares Owned Before Offering is capped at 4.99% of the 182,608,120 shares estimated to be outstanding after this offering, even though the holder can acquire and then sell, over time, more shares than the number listed in that column. The number of shares given in the preceding sentence assumes that none of our other outstanding convertible securities are converted into, and that none of our other outstanding options and warrants are exercised for, shares of common stock.

     The Number of Shares Offered for Holder's Account lists all the shares the holder can potentially acquire and sell over time. As described elsewhere in this prospectus, the Series D preferred stock is convertible at a ratio equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the OTC Bulletin Board. This table assumes that the five-day average closing bid price is $.10 per share. Accordingly, if the trading price of common stock increases, the number of shares the holder can acquire will decrease. Conversely, if the trading price of the common stock declines, the number of shares the holder can acquire will increase. For that reason, the numbers of shares and percentages given in the table for the selling shareholders other than FINOVA and Sterling Capital are necessarily estimates only.

     The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholders named below and other selling shareholders named in supplements to this prospectus:


                                                    Number of       Number of     Percentage of  Percentage of
                                   Number of       Shares Owned    Shares Owned   Shares Owned   Shares Owned
                                  Shares Owned     for Holder's      After the     Before the      After the
         Name                    Before Offering      Account        Offering       Offering       Offering
         ----                    ---------------      -------        --------       --------       --------


Sovereign Partners, L.P.             9,112,145       82,054,050         0            4.99%           0%
Atlantis Capital Fund Limited        9,112,145       29,111,469         0            4.99%           0%
Dominion Capital Fund Limited        9,112,145       35,355,531         0            4.99%           0%
G.P.S. America Fund Ltd.             7,351,500        7,351,500         0            4.03%           0%
Atlas Capital Fund Ltd.              7,351,500        7,351,500         0            4.03%           0%
Cache Capital (USA) L.P.             2,356,250        2,356,250                      1.29%
Oscar Brito                          4,901,000        4,901,000         0            2.68%           0%
Sandro Grimaldi                      4,901,000        4,901,000         0            2.68%           0%
FINOVA Mezzanine                       756,331          756,331         0             .41%           0%
  Capital Inc.
Sterling Capital, LLC                  135,000          135,000         0             .07%           0%


                                       52

     FINOVA currently owns warrants to purchase 643,509 shares of common stock. On October 22, 1999, the number of shares of common stock issuable under the warrant will increase to 699,259, and on October 22, 2000, that number will increase again, to 756,331, unless we repay FINOVA's $2 million loan before those dates.

                            DESCRIPTION OF SECURITIES

     Our articles of incorporation authorize the board of directors to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, in one or more series or classes, and to determine the rights, powers, preferences, limitations and restrictions of each series or class. As described below, the board of directors has designated 3,754,200 shares of preferred stock into three classes.

Common Stock

     Holders of common stock are entitled to receive the dividends as the board of directors may legally declare from time to time. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Shareholders have no right to cumulate votes in the election of directors. Holders of common stock have no preemptive or redemption rights and have no right to convert their common stock into any other securities. On our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in our net assets available for distribution to common shareholders. The rights of the holders of the common stock are subordinate to the rights of holders of preferred stock. Accordingly, the rights conferred on holders of any additional shares of preferred stock that are issued in the future under the articles of incorporation may adversely affect the rights of holders of the common stock. All of the outstanding shares of common stock are fully paid and non-assessable. At June 30, 1999, 8,334,489 shares of common stock were outstanding.

Preferred Stock

     The board of directors may from time to time authorize us to issue preferred stock without action by the shareholders. The preferred stock may be in one or more series for such consideration, and with such relative rights, privileges, and preferences, as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences, and conversion rights for any series of preferred stock issued in the future.

     Series A Redeemable Convertible Preferred Stock. On June 23, 1997, the board of directors approved the issuance of 3,000,000 shares of Series A Redeemable convertible preferred stock of the Company. The original issue price of the Series A preferred stock is $10.00 per share. Holders of Series A preferred stock are entitled to receive dividends at the annual rate of 12% of the original issue price per share, or $1.20 per share, payable quarterly in cash or in the common stock in our sole discretion. Dividends are cumulative from the date of issue. We may not declare or pay cash dividends on any other series of preferred stock that is junior to or on parity with the Series A preferred stock, or on the common stock, nor may we redeem, purchase or otherwise acquire any of that stock, unless full cumulative dividends have been or are contemporaneously paid on the Series A preferred stock. Under the terms of our secured loan from FINOVA, we may pay cash dividends on the Series A preferred stock only if (a) we make an equal prepayment on the FINOVA note; and
(b) the payments do not cause us to breach a specified financial covenant.

     If we are liquidated or dissolved, the holders of shares of Series A preferred stock are entitled to receive out of our assets available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of our capital stock ranking junior to the Series A preferred stock, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series A preferred stock is redeemable at our option at any time, in whole or in part, for cash or in common stock, on at least 30 days' notice. The price payable upon redemption is 110% of the average bid price per share of the Series A preferred stock as quoted on the Nasdaq SmallCap Market, or other national securities exchange, for the 20 trading days before the redemption date, plus all accrued and unpaid dividends. If the Series A preferred stock is not quoted by Nasdaq or listed on a securities exchange, its market value will be the fair value as determined by a member of a national securities exchange selected by us or by the board of directors.

     The Series A preferred stock automatically converts into common stock if the closing price for the Series A preferred stock equals or exceeds $20.00 per share for a period of ten consecutive trading days. The holders of Series A preferred stock have the right, at their option, to convert any or all their shares of Series A preferred stock into common stock. The number of shares of common stock issuable on conversion of a share of Series A preferred stock is equal to $10.00 divided by $3.70, subject to adjustment. Holders of Series A preferred stock may also convert their shares, if we call them for redemption, at any time up to and including the close on business on the fifth full business day before the date fixed for redemption.

     The holders of the Series A preferred stock have no voting rights except as otherwise required by the Texas Business Corporation Act and applicable law. The holders of shares of Series A preferred stock have no preemptive or other rights to subscribe for any other shares or securities. The Series A preferred stock ranks ahead of the common stock as to dividends and on our liquidation.


     As of August 31, 1999, 461,454 shares of Series A preferred stock were issued and outstanding.


     Series B Convertible Preferred Stock. On January 14, 1999, all 133.2 of the outstanding shares of Series B convertible preferred stock were exchanged for 1,998 shares of Series D convertible preferred stock. No other shares of Series B preferred stock are outstanding, and the board of directors does not intend to issue any more shares of Series B preferred stock.

     Series C Convertible Preferred Stock. On January 14, 1999, all 200 of the outstanding shares of Series C convertible preferred stock were exchanged for 2,600 shares of Series D preferred stock. No other shares of Series C preferred stock are outstanding, and the board of directors does not intend to issue any more shares of Series C preferred stock.

     Series D Convertible Preferred Stock. The original issue price of the Series D preferred stock is $1,000 per share. Dividends on the Series D preferred stock accrue at an annual rate of 7% of the original issue price, or $70 per share, and are payable in cash or common stock, as determined by the holders, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series D preferred stock, we may not declare or pay cash dividends on the common stock, nor may we redeem, purchase or otherwise acquire common stock, nor may we make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series D preferred stock. Under the terms of our secured loan from FINOVA, we may pay cash dividends on the Series D preferred stock so long as (a) we make an equal prepayment on the FINOVA note; and (b) we are not in default under the loan documents governing the loan and no default is created by such payments.

     If we are liquidated or dissolved, the holders of shares of Series D preferred stock are entitled to receive out of our assets available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of our capital stock ranking junior to the Series D preferred stock, liquidating distributions in the amount of $1,000 per share, plus accrued and unpaid dividends.

     The Series D preferred stock is convertible at the option of the holder into shares of common stock for up to three years after initial issuance. After three years, the Series D preferred stock will convert automatically into shares of common stock. The conversion rate per share is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the Nasdaq Stock Market, the OTC Bulletin Board, or on any other national securities exchange on which the common stock is listed at the time of conversion. We are not required, however, to convert any shares if the conversion would result in the issuance of 20% or more of the issued and outstanding common stock to the holders of the Series D preferred stock, as provided by Nasdaq Marketplace Rule 4320(e)(21)(H), unless we obtain shareholder approval of that conversion. If a conversion is requested and we do not convert the Series D preferred stock because of the Nasdaq rule, we will pay the holder of the Series D preferred stock 125% of the principal amount of the issued and outstanding Series D preferred stock plus accrued interest.

     Holders of Series D preferred stock are allowed to convert the aggregate amount of their Series D preferred stock into common stock beginning the date after the registration statement containing this prospectus is declared effective by the SEC. In addition, a holder of Series D preferred stock may not convert those shares into shares of common stock if and to the extent that upon conversion that holder would own more than 4.99% of the outstanding common stock.

     The Series D preferred stock is non-voting, and it is ranked junior to the Company's Series A preferred stock. The holders of the Series D preferred stock have no preemptive rights or other rights to subscribe for any of our other shares or securities.

     On January 14, 1999, as noted above, 133.2 shares of Series B preferred stock and 200 shares of Series C preferred stock were exchanged for 4,598 shares of Series D preferred stock. We issued 1,300 shares of Series D preferred stock for $1,000,000 in January 1999, and we issued another 1,300 shares of Series D preferred stock for $1,000,000 in February 1999. In May and June 1999, we issued another 500 shares of Series D preferred stock to certain of the outside investors in exchange for $500,000. We will issue 1,500 more shares of Series D preferred stock when we receive $1,500,000 on or before the effective date of the registration statement containing this prospectus. The outside investors who purchased or will purchase Series D preferred stock for cash or by exchanging Series B or Series C preferred stock also were or will be issued common stock purchase warrants, as described below.


     As of August 31, 1999, 7,698 shares of Series D preferred stock were issued and outstanding.


     Series E Convertible Preferred Stock. In the merger, we issued a total of 744,500 shares of Series E preferred stock. The original issue price of the Series E preferred stock is $10.00 per share. Dividends on the Series E preferred stock accrue at an annual rate of 8% of the original issue price, or $0.80 per share, and are payable in cash or common stock, as we determine, only at the time of conversion of the shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series E preferred stock, we may not declare or pay cash dividends on the common stock, nor may we redeem, purchase or otherwise acquire common stock, nor may we make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series E preferred stock. Under the terms of our secured loan with FINOVA, we may not pay cash dividends on the Series E preferred stock.

     If we are liquidated or dissolved, the holders of shares of Series E preferred stock are entitled to receive out of our assets available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of our capital stock ranking junior to the Series E preferred stock, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series E preferred stock is redeemable at our option at any time after six months from the date of issuance, in whole or in part, for $0.01 per share, if the average closing bid price of our common stock, as quoted on any national securities exchange, Nasdaq, or the OTC Bulletin Board, exceeds $3.50 per share for five (5) consecutive trading days.

     Each share of Series E preferred stock is convertible at the option of the holder into four shares of common stock at any time after six months from the date of issuance, subject to adjustment. The Series E preferred stock is non-voting, and it is ranked junior to our Series A preferred stock and Series D preferred stock. The holders of the Series E preferred stock have no preemptive rights or other rights to subscribe for any of our other shares or securities.

Redeemable Preferred Stock Purchase Warrants


     At August 31, 1999 1,723,400 Redeemable Preferred Stock Purchase Warrants were outstanding, plus an additional 200,000 warrants issued to the underwriters of the offering of these warrants. Each warrant represents the right to purchase one share of Series A preferred stock at an exercise price of $10.50 per share until June 11, 2002, subject to adjustment. These warrants may be redeemed, in whole or in part, at our option, upon 30 days' notice, at a redemption price equal to $0.01 per warrant at any time if the closing price of the Series A preferred stock on the Nasdaq SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if we redeem the Series A preferred stock.


Common Stock Purchase Warrants


     At August 31, 1999 there were 2,300,000 Common Stock Purchase Warrants outstanding, which we refer to as the IPO Warrants, plus an additional 300,000 warrants issued to the underwriters of the offering of the IPO Warrants. Each IPO Warrant entitles the holder to purchase one share of common stock at $4.00 per share until July 9, 2001, subject to adjustment. IPO Warrants may be redeemed, in whole or in part, at our option, upon 30 days notice, at a redemption price equal to $0.01 per IPO Warrant at any time, if the closing price of the common stock on the Nasdaq SmallCap Market averages at least $8.00 per share for a period of 20 consecutive trading days. The other warrants are exercisable at prices ranging from $2.00 per share to $6.60 per share.

     We have also issued warrants to purchase 135,000 shares of common stock at an exercise price of 110% of the average closing bid price of the common stock on certain benchmark dates (subject to certain adjustments) to Sterling Capital, LLC, and have issued warrants to purchase 643,509 shares of common stock (increasing to 699,259 shares on October 22, 1999 and to 756,331 shares on October 22, 2000) at an exercise price of $.01 to FINOVA, our senior secured lender. Warrants to purchase 300,000 shares at an exercise price of $2.50 per share are also outstanding.


     As noted above, the outside investors who purchased or will purchase Series D preferred stock for cash or by exchanging Series B or Series C preferred stock were or will be issued common stock purchase warrants to purchase, for each $1,000,000 of Series D preferred stock issued, 100,000 shares of common stock at a price of $2.00 per share. These warrants are exercisable for five years after issuance, and we are required to register the shares underlying the warrants in the registration statement containing this prospectus.

Certain Provisions of Our Bylaws and Texas Law

     Number, Term and Removal of Directors. Our bylaws provide that the number of directors must not be less than one and not be more than five. We currently have three directors. Upon a vacancy created in the board of directors, a successor or new director may be appointed by the affirmative vote of a majority of the directors then in office. The board of directors intends to appoint John
M. Creed, the current Chief Executive Officer of the parent entity of Crabby Bob's Seafood, Inc., to the board of directors following the acquisition of Crabby Bob's.

     Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders may be called at any time by a majority of the board of directors, the chairman of the board or our president, and that special meetings of shareholders must be called when the holders of shares representing at least 10% of the votes entitled to be cast on each issue presented at the meeting request a meeting in writing.

     Texas Anti-Takeover Statutes. Some provisions of the Texas Business Corporation Act may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

Registration Rights

     We have filed the registration statement of which this prospectus is a part pursuant to:

          (1) the Registration Rights Agreements, dated January 13, 1999, relating to the Series D preferred stock,
          (2) the Stock Purchase Warrant, dated October 22, 1996, by and among TRC Acquisition Corporation and FINOVA, as successor to Sirrom Capital Corporation, as amended by that certain Amended and
               Restated Stock Purchase Warrant, dated January 14, 1999, and
          (3)  the Warrant to Purchase Common Stock of Harvest Restaurant Group,
               Inc., dated December 23, 1997, by and among Harvest Restaurant
               Group, Inc. and Sterling Capital, LLC.

     Under each of these agreements, we have agreed to pay all of the expenses of effecting the registration of the shares of common stock covered by the agreements, other than underwriting discounts and commissions and transfer taxes, if any. We have no obligation under any of these agreements to retain any underwriter to effect the sale of shares covered by the agreements.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock, the common stock purchase warrants, the Series A preferred stock, and the Series A preferred stock purchase warrants is Corporate Stock Transfer, Republic Plaza, 370 17th

Street, Suite 2350, Denver, Colorado 80202. We have acted as our own transfer agent and registrar for the Series D and Series E preferred stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Of the 8,334,489 shares of common stock outstanding as of August 31, 1999, we have previously registered all but 4,123,219 of those shares. A holder of registered shares of common stock, as of that date, could sell those shares without any requirement that the holder deliver to his, her or its purchaser a prospectus naming the holder as a selling shareholder, unless the holder was our affiliate as defined in Rule 144(a)(1) under the Securities Act. Even a holder who is an affiliate can sell the holder's shares as permitted by Rule 144 without delivering a prospectus of that type.

     As of August 31, 1999, the other 4,123,219 shares of common stock were restricted securities as defined in Rule 144. These shares were issued on January 14, 1999 as part of the merger of TRC into one of our wholly-owned subsidiaries and cannot be sold by the holders under Rule 144 until January 15, 2000, when only certain of the shares may be sold under Rule 144.

     As of August 31, 1999, we had granted options to purchase 2,216,265 shares of common stock, some of which were granted under our employee stock option plans. The shares of common stock issuable upon exercise of these options have not been registered under the Securities Act, although we intend to file a registration statement registering the shares issuable under our stock option plans on Form S-8 within the next 120 days.

     As of August 31, 1999, 4,711,131 shares of common stock were issuable on the exercise of outstanding common stock purchase warrants, and 1,923,400 shares of Series A preferred stock were issuable upon exercise of outstanding Series A purchase warrants.


     The following table lists the number of shares of common stock outstanding, together with the number of other outstanding securities, including convertible preferred stock, options and warrants. The right-hand column lists the number of shares of common stock into which these securities are convertible, or for which they are exercisable.

                                             Number       Common Stock
                    Security               Outstanding     Equivalents
                    --------               -----------     -----------

         Common stock .................    8,334,489       8,334,489
         Series A preferred stock .....      461,454       1,245,926(1)
         Series D preferred stock .....        9,198     114,975,000(2)
         Series E preferred stock .....      744,500       2,978,000
         Common stock purchase warrants    4,711,131(3)    4,711,131
         Series A preferred stock
           purchase warrants ..........    1,923,400(4)    5,193,180
         Options ......................    2,216,625       2,216,265
                                                          ----------

                  Total ...............                  139,653,991(2)

----------

     (1) Each share of Series A preferred stock is convertible into 2.7 shares of common stock.

                  [Footnotes are continued on following page.]

     (2) Assumes a common stock market price of $.10 per share. Because we have agreed with the selling shareholders to register 150% of the number of shares of common stock into which their 9,198 shares of Series D preferred stock are convertible, we are registering 172,462,500 shares of common stock for that purpose. If all 172,462,500 shares are issued, the total number of shares listed in the table will be 197,141,491.

     (3)  Includes:

          * 2,300,000 publicly-traded common stock purchase warrants exercisable at an exercise price of $4.00 per share,
          * warrants to purchase 300,000 shares of common stock we granted to the underwriter of our 1996 initial public offering at exercise prices of $4.00 and $6.60 per share,
          * warrants to purchase 135,000 shares of common stock at an exercise price equal to 110% of the average closing bid price of the common stock for the five trading days ending on the most recent anniversary of the date of issuance (subject to certain adjustments), which we issued to Sterling Capital, LLC in connection with our sale of Series B preferred stock,
          * and warrants to purchase 300,000 shares at an exercise price of $2.50 per shares that will be issued to J. P. Carey Securities, Inc., upon receipt of the final $1,500,000 of the financing commitment.

          Also includes:


          * FINOVA's warrants to purchase 643,509 shares (increasing to 699,259 shares on October 22, 1999 and to 756,331 shares on October 22, 2000) at an exercise price of $.01 per share, and

          * warrants to purchase 919,800 shares of common stock at an exercise price of $2.00 per share that have been or will be issued to the holders of Series D preferred stock.

     (4) Includes (a) 1,723,400 publicly-traded warrants to purchase shares of Series A preferred stock at an exercise price of $10.50 per share and
          (b) warrants to acquire 200,000 shares of common stock, with exercise prices of $16.00 and $10.63 per share, that were granted to the underwriters of our 1997 public offering of Series A preferred stock.

     (5) Includes shares issuable upon exercise of options granted under the TRC 1996 Employee Stock Option Plan.

     We are unable to predict the effect that sales of shares of common stock made under Rule 144 and the delayed sales of shares or exercise of the options and warrants may have on the then prevailing market price of the shares of common stock. It is likely that market sales of large amounts of these shares of common stock and/or the 174,273,631 shares offered by this prospectus, or the potential for those sales even if they do not actually occur, will have the effect of depressing the market price of the common stock.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. As used in this section, "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. Each of the selling shareholders may, when and if he converts his shares of preferred stock into common stock or exercises his warrants to purchase shares of common stock, from time to time, offer the underlying shares of common stock for sale under this prospectus at the prices then prevailing on the OTC Bulletin Board or otherwise in the over-the-counter market. Each selling shareholder also may sell the shares of common stock in isolated private transactions, at negotiated prices, with institutional or other investors. We are not aware of the selling shareholders having entered into any agreements, understandings or arrangements with any underwriters regarding the sale of their securities, nor are we aware of any underwriter acting in connection with the proposed sale of shares by the selling shareholders. However, each selling shareholder may effect sales through his personal broker. If all shares of Series D preferred stock are converted and all warrants are exercised, up to 174,273,631 shares of common stock will be so offered by this prospectus.

     We will bear all costs, expenses and fees of the registration of the shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

     The selling shareholders may sell shares of the common stock under this prospectus by one or more of the following methods, without limitation:

     (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction,
     (b) purchases by the broker-dealer as principal and resale by that broker-dealer for its account under this prospectus,
     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or
     (d) face-to-face transactions between the selling shareholder and purchasers without a broker-dealer.

     These transactions may be effected at market prices prevailing at the time of sale or at negotiated prices. In effecting sales, a broker-dealer engaged by the selling shareholder may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately before sale. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be underwriters' within the meaning of Section 2(11) of the Securities Act in connection with such sales.

     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to the prospectus, if required, under Rule 424(c) under the Securities Act, disclosing:

     (a)  the names of each selling shareholder and each broker-dealer,
     (b)  the number of shares involved,
     (c)  the price at which such shares were sold,
     (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
     (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and
     (f)  other facts material to the transaction.

     Some of the shares of the common stock being offered by this prospectus may be sold under Rule 144 under the Securities Act. As his shares become eligible for sale under Rule 144, each of the selling shareholders may, as an alternative to use of this prospectus, sell his shares under Rule 144.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, we will advise them of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, must deliver a copy of this prospectus for any sale by the selling shareholder of shares of the common stock covered by this prospectus. We will also undertake, if, in our future opinion, this prospectus no longer complies with Section 10(a)(3) of the Securities Act, to advise the selling shareholders of this opinion, to request that the selling shareholders stop using this prospectus, and to confirm our then intention to amend the registration statement containing this prospectus to effect that compliance. We will also advise each of the selling shareholders that, if it is determined that he is an "underwriter," the selling shareholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in the registration statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Exchange Act and Rule 10b-5 for such material misstatements or omissions, if any.

     We, our officers and directors, and the selling shareholders are obligated to take all steps as may be necessary to ensure that the offer and sale by the selling shareholders of the common stock offered by this prospectus complies with the requirements of the federal securities laws, including Regulation M. In general, Rule 102 under Regulation M prohibits any selling shareholder or a broker-dealer acting for such selling shareholder from, directly or indirectly, bidding for or purchasing any shares of the common stock or attempting to induce any person to bid for or to purchase shares of the common stock during a restricted period (as defined in Rule 100) which ends when he has completed his participation in the offering made under this prospectus. Rule 102 provides certain exceptions for the selling shareholder, including exercising a common stock purchase warrant.

Compliance with State Securities Laws

     We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling shareholders may not offer or sell their shares of common stock unless (1) we have registered or qualified such shares for sale in such states; or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such states' securities laws, the selling shareholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

Limitations Imposed by Exchange Act Rules and Regulations

     Certain provisions of the Securities Exchange Act of 1934, and the related rules and regulations, will apply to the selling shareholders and any other person engaged in a distribution of shares of the common stock. Those provisions may (1) limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or such other person; (2) affect the marketability of that stock; and (3) affect the brokers' and dealers' market-making activities with respect to such stock.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     Effective July 17, 1998, Akin, Doherty, Klein & Feuge, P.C. resigned as the certifying accountant for Harvest Restaurant Group, Inc. Please see Harvest's Current Report on Form 8-K, dated July 9, 1998, for additional information regarding this resignation. As a result of Harvest's merger with TRC on January 14, 1999, Porter Keadle Moore, LLP, the independent accountants for TRC before the merger, became our independent accountants on the date of the merger. Neither we nor anyone on our behalf consulted Porter Keadle Moore, LLP regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-B.


                                  LEGAL MATTERS

     Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P., Ft. Worth, Texas, will pass on the validity of the common stock offered by this prospectus for us.


                                     EXPERTS

     The audited consolidated financial statements as of December 27, 1998 and for the years ended December 27, 1998 and December 28, 1997 have been included in reliance on the report of Porter Keadle Moore, LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We must comply with the information requirements of the Exchange Act, and we file reports, proxy and information statements and other information with the SEC. Those reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Copies of that material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 on payment of the prescribed fees. In addition, the SEC maintains a website (http:\\www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, or EDGAR.

     This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with SEC rules. For further information about us and the shares covered by this prospectus, we refer you to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each of those statements is qualified by reference to the copy of that document filed with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Consolidated Balance Sheet as of July 11, 1999 (unaudited) and
   December 27, 1998........................................................F-2

Consolidated Statements of Operations for the Quarters Ended
   July 11, 1999 and July 12, 1998..........................................F-3

Consolidated Statements of Operations for the Two Quarters
   Ended July 11, 1999 and July 12, 1998....................................F-4

Consolidated Statements of Cash Flows for the Two Quarters
   Ended July 11, 1999 and July 12, 1998....................................F-5

Notes to Consolidated Financial Statements (Unaudited)......................F-6

Report of Independent Certified Public Accountants..........................F-9

Consolidated Balance Sheet as of December 27, 1998..........................F-10

Consolidated Statements of Operations for the Years Ended
   December 27, 1998 and December 28, 1997..................................F-11

Consolidated Statements of Stockholders' Equity (Deficit)...................F-12

Consolidated Statements of Cash Flows for the Years Ended
   December 27, 1998 and December 28, 1997..................................F-14

Notes to Consolidated Financial Statements..................................F-15



Tanner's Restaurant Group, Inc.
Consolidated Balance Sheet

                                                             July 11,      December 27,
                                                               1999           1998
                                                            (Unaudited)
                                                            -----------    -----------
Assets
Current assets:
    Cash                                                    $    53,656    $   222,163
    Accounts receivable                                         142,997        130,086
    Inventory                                                   127,025        113,734
    Prepaid expenses                                             39,788         21,989
                                                            -----------    -----------
               Total current assets                             363,466        487,972

Property and equipment, net                                   2,378,915      2,092,698
Intangible assets, net                                        2,954,469      3,119,870
Goodwill, net                                                   971,876      1,002,303
Other assets                                                    144,611        161,252
                                                            -----------    -----------
               Total assets                                 $ 6,813,337    $ 6,864,095
                                                            ===========    ===========

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                        $ 1,040,034    $ 1,390,697
    Accrued expenses                                          1,606,274      2,254,666
    Current portion of long-term debt                           771,884        882,801
                                                            -----------    -----------
               Total current liabilities                      3,418,192      4,528,164

Long-term debt                                                2,240,362      2,306,884
                                                            -----------    -----------
               Total liabilities                              5,658,554      6,835,048
                                                            -----------    -----------


Commitments and contingencies

Stockholders' equity:
    Preferred stock                                           1,215,152      1,253,822
    Common stock: $.01 par value; authorized 200
        million shares: issued and outstanding 8,334,489
        in 1999 and 8,230,080 in 1998                            83,345         82,301
    Additional paid-in capital                                9,120,555      9,082,929
    Stock subscription receivable                            (1,500,000)    (4,000,000)
    Accumulated deficit                                      (7,764,269)    (6,390,005)
                                                            -----------    -----------
               Total stockholders' equity                     1,154,783         29,047
                                                            -----------    -----------
               Total liabilities and stockholders' equity   $ 6,813,337    $ 6,864,095
                                                            ===========    ===========



The accompanying notes are an integral part of these consolidated financial statements.

                                       F-2

Tanner's Restaurant Group, Inc.
Consolidated Statements of Operations


                                                       For the 12 Weeks Ended
                                                     --------------------------
                                                       July 11,       July 12,
                                                        1999            1998
                                                     (Unaudited)    (Unaudited)
                                                     -----------    -----------
Revenue
     Restaurant sales revenue                        $ 2,183,706    $ 2,474,192
     Catering revenue                                    133,390        146,849
     Franchise and royalty revenue                                       14,267
                                                     -----------    -----------

                Total revenue                          2,317,096      2,635,308
                                                     -----------    -----------


Costs and expenses
Restaurant and catering operating expenses:
     Food, beverage and paper                            779,647        902,458
     Payroll and benefits                                851,035        916,621
     Depreciation and amortization                       166,380        158,823
     Other operating expenses                            677,900        691,645
                                                     -----------    -----------

                Total restaurant and catering
                  operating expenses                   2,474,962      2,669,547
                                                     -----------    -----------

                Loss from restaurant and
                  catering operations                   (157,866)       (34,239)

General and administrative expenses                      312,040        294,509
                                                     -----------    -----------

                Operating loss                          (469,906)      (328,748)

Other income (expense):
     Other income (expense)                               37,088        (23,924)
     Interest expense                                    (91,065)      (187,343)
                                                     -----------    -----------

                Net loss                             $  (523,883)   $  (540,015)
                                                     ===========    ===========

Basic and diluted loss per share                     $      (.11)   $      (.16)


The accompanying notes are an integral part of these consolidated financial statements.

Tanner's Restaurant Group, Inc.
Consolidated Statements of Operations
                                                       For the 28 Weeks Ended
                                                     --------------------------
                                                      July 11,        July 12,
                                                        1999           1998
                                                     (Unaudited)    (Unaudited)
                                                     -----------    -----------
Revenue
     Restaurant sales revenue                        $ 5,160,558    $ 5,998,475
     Catering revenue                                    264,561        342,803
     Franchise and royalty revenue                           955         50,745
                                                     -----------    -----------

                Total revenue                          5,426,074      6,392,023
                                                     -----------    -----------

Costs and expenses
Restaurant and catering operating expenses:
     Food, beverage and paper                          1,777,700      2,255,479
     Payroll and benefits                              1,978,982      2,273,890
     Depreciation and amortization                       374,327        361,834
     Other operating expenses                          1,421,342      1,424,063
          Loss on restaurant closings                    300,000
                                                     -----------    -----------

                Total restaurant and catering
                   operating expenses                  5,852,351      6,315,266
                                                     -----------    -----------

                Income (loss) from restaurant
                   and catering operations              (426,277)        76,757

General and administrative expenses                      745,734        691,474
                                                     -----------    -----------

                Operating loss                        (1,172,011)      (614,717)

Other income (expense):
     Other income (expense)                                3,956        (23,576)
     Interest expense                                   (206,209)      (398,889)
                                                     -----------    -----------

                Net loss                             $(1,374,264)   $(1,037,182)
                                                     ===========    ===========

Basic and diluted loss per share                     $      (.26)   $      (.31)



The accompanying notes are an integral part of these consolidated financial statements.



Tanner's Restaurant Group, Inc.
Consolidated Statements of Cash Flows


                                                             For the 28 Weeks Ended
                                                           --------------------------
                                                             July 11,       July 12,
                                                               1999          1998
                                                           (Unaudited)    (Unaudited)
                                                           -----------    -----------
Cash flows from operating activities:
    Net loss                                               $(1,374,264)   $(1,037,182)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                         374,327        361,834
         Loss on sale of property and equipment                 35,369         12,244
         Loss on restaurant closings                           300,000
         Changes in assets and liabilities:
            Accounts receivable                                  9,089         (5,269)
            Inventory                                          (13,291)         9,572
            Prepaid expenses                                   (17,799)        14,697
            Other assets                                       (17,648)        (5,510)
            Accounts payable                                  (350,663)      (312,727)
            Accrued expenses and other liabilities            (948,392)       461,842
                                                           -----------    -----------
               Net cash used in operating activities        (2,003,272)      (512,567)
                                                           -----------    -----------

Cash flows from investing activities:
    Proceeds from sale of property and equipment                              365,496
    Purchase of property and equipment                        (487,796)      (462,275)
                                                           -----------    -----------
               Net cash used in investing activities          (487,796)       (84,711)
                                                           -----------    -----------

Cash flows from financing activities:
    Cash overdraft                                                           (212,605)
    Repayments of debt                                        (177,439)      (107,079)
    Proceeds from issuance of long-term debt                                1,016,617
    Proceeds from sale of Series D preferred stock           2,500,000
                                                           -----------    -----------
               Net cash provided by financing activities     2,322,561        696,933
                                                           -----------    -----------

Net change in cash and cash equivalents                       (168,507)        99,655
Cash and cash equivalents, beginning of year                   222,163
                                                           -----------    -----------
Cash and cash equivalents, end of period                   $    53,656    $    99,655
                                                           ===========    ===========

Non-cash investing and financing activities:
    Accretion of redeemable TRC preferred stock                           $    76,183
    Dividends on redeemable TRC preferred stock                               150,000
    Sale of equipment for a note                           $    22,000
Supplemental cash flow information:
    Interest paid                                          $   224,260    $   261,522



The accompanying notes are an integral part of these consolidated financial statements.

                                       F-5

Tanner's Restaurant Group

Notes to Consolidated Financial Statements (Unaudited)


1.   Basis of Presentation:

          On January 14, 1999, Tanner's Restaurant Group, Inc. ("we" or "Tanner's," formerly known as Harvest Restaurant Group, Inc.) and TRC Acquisition Corporation ("TRC") completed a forward triangular merger. For financial and accounting purposes, the effective date of the merger was December 27, 1998, and we have prepared the consolidated financial statements assuming the merger closed as of the end of the day on December 27, 1998. In the merger, shareholders of TRC received a majority of the shares of our outstanding common stock. For this reason, we treated the merger as a reverse acquisition by TRC for accounting purposes. Consequently, the consolidated financial statements presented are those of TRC rather than Harvest.

2.   Description of Business:

          Tanner's and its wholly owned subsidiaries operate eight casual dining restaurants and franchise two restaurants under the name "Rick Tanner's Original Grill." The restaurants specialize in fresh, convenient meals featuring rotisserie chicken entrees, barbecued ribs, chicken fingers, hamburgers, freshly prepared vegetables, salads, and other side dishes. At the end of fiscal year 1998, 11 company-owned restaurants were located in the Atlanta, Georgia metropolitan area. During the first quarter of 1999, we closed two under-performing restaurants, resulting in a charge to earnings of $300,000. During the second quarter, we sold one restaurant to, and established a franchise arrangement with, a franchisee. We also operate one casual dining seafood restaurant under the name "Crabby Bob's Seafood Grill," which we opened in May 1999 in suburban Atlanta. Additionally, we have entered into an agreement with Crabby Bob's Seafood, Inc. and its parent entities to acquire the assets of two more Crabby Bob's restaurants in California.

          We have prepared the accompanying unaudited consolidated financial statements in accordance with the instructions to Form 10-QSB. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In management's opinion, we have made all adjustments (consisting of normal accruals and adjustments) considered necessary for a fair presentation. The financial statements are subject to year-end adjustment. The consolidated results of operations for the 28 weeks ended July 11, 1999 may not be indicative of the results for the full fiscal year. For further information, refer to the audited financial statements we filed with the SEC in our Form 10-KSB for the year ended December 27, 1998.

          The accompanying unaudited consolidated financial statements assume that we will continue as a going concern. The significant net losses we have incurred, our negative working capital position, and our inability to generate significant positive cash flows from operations significantly strain our financial position. We have obtained a commitment from a group of outside investors to invest $6,000,000 in us, and, as of July 11, 1999, these investors had invested $4,500,000 under this commitment. We believe that the successful completion of this financing commitment is critical to our current plan of operation. We expect that the $2,500,000 that we received under the financing commitment during the first half of 1999, combined with our cost containment and cash flow management strategies, will enable us to continue operations until we receive the final $1,500,000, assuming that we receive the $1,500,000 shortly. Because we believe it is probable that we will receive the final $1,500,000 shortly, the consolidated financial statements do not reflect any adjustments that will be necessary if we do not receive that $1,500,000.

3.   Earnings Per Share:

          We calculate earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which requires dual disclosure of earnings per share, basic and diluted. Basic earnings per share equals net earnings divided by the weighted average number of common shares outstanding and does not include the dilutive effects of stock options or convertible securities. Diluted earnings per share are computed by giving effect to our dilutive stock options, warrants and preferred stock. We have adjusted the weighted average common shares outstanding presented below to reflect the 1.57075-to-1 exchange ratio in the merger. Options and warrants, which we refer to as potential common stock equivalents, are excluded from the diluted earnings per share calculations because they are antidilutive, given that we are operating at a net loss. These securities could become dilutive when our operations result in a net profit.

          The following table represents the calculation of basic and diluted earnings per share:

                                                 For the 12 Weeks Ended        For the 28 Weeks Ended
                                               --------------------------    --------------------------
                                                 July 11,       July 12,       July 11,       July 12,
                                                   1999           1998           1999           1998
                                               -----------    -----------    -----------    -----------
Net loss                                       $  (523,883)   $  (540,015)   $(1,374,264)   $(1,037,182)
Less: Dividends on Series A preferred stock       (138,436)                     (276,872)
      Dividends on Series D preferred stock       (121,035)                     (241,930)
      Dividends on Series E preferred stock       (153,387)                     (290,457)
      Dividends on TRC preferred stock                            (75,000)                     (150,000)
      Accretion on TRC preferred stock                            (33,878)                      (76,183)
                                               -----------    -----------    -----------    -----------
Net loss attributable to common shareholders      (936,741)      (648,893)    (2,183,523)    (1,263,365)

Weighted average common shares outstanding       8,334,489      4,123,219      8,321,635      4,123,219

Basic and diluted loss per share               $      (.11)   $      (.16)   $      (.26)   $      (.31)



4.   Common Stock Purchase Warrants:

     In connection with an agreement to provide financial communication activities on our behalf, we have agreed to issue warrants to purchase 150,000 shares of our common stock to an outside public relations firm. The warrants will be exercisable at the following prices: 50,000 will be exercisable at $0.31 per share; 50,000 will be exercisable at $0.81 per share; and the remaining 50,000 will be exercisable at $1.31 per share. The warrants expire May 21, 2004, have full piggyback registration rights (with customary underwriter "knock-out" provisions) and provide for net issue exercise. The warrants vest on the following schedule: 50,000 vested on May

     21, 1999, 25,000 vested on August 4, 1999, 25,000 will vest on November 12, 1999, 25,000 will vest on February 15, 2000, and 25,000 will vest on May 15, 2000. If the agreement is terminated after the first three months, any warrants that have not yet vested will be voided.

Report of Independent Certified Public Accountants



The Board of Directors
Tanner's Restaurant Group, Inc.

We have audited the accompanying consolidated balance sheets of Tanner's Restaurant Group, Inc. (formerly Harvest Restaurant Group, Inc.) and subsidiaries as of December 27, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 27, 1998 and December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tanner's Restaurant Group, Inc and subsidiaries as of December 27, 1998 and the results of their operations and their cash flows for the years ended December 27, 1998 and December 28, 1997.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15, the Company has experienced significant net losses since October 15, 1996, has been unable to generate positive cumulative cash flows from operations since that date, and, at December 27, 1998, the Company has a significant working capital deficiency. These facts raise substantial doubt about the Company's ability to continue as a going concern. Note 15 also describes management plans to alleviate these financial concerns. The consolidated financial statements do not include any adjustments that might result from this uncertainty.


                                            /s/  PORTER KEADLE MOORE, LLP


Atlanta, Georgia
March 5, 1999, except for Note 16,
 as to which the date is March 12, 1999.

Tanner's Restaurant Group, Inc.
Consolidated Balance Sheet

                                                                    December 27,
                                                                        1998
                                                                    ------------
                                     ASSETS
Current assets:
    Cash                                                            $   222,163
    Accounts receivable                                                 130,086
    Inventory                                                           113,734
    Prepaid expenses                                                     21,989
                                                                    -----------

               Total current assets                                     487,972


Property and equipment, net                                           2,092,698
Intangible assets, net                                                3,119,870
Goodwill, net                                                         1,002,303
Other assets                                                            161,252
                                                                    -----------

               Total assets                                         $ 6,864,095
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable                                                $ 1,390,697
    Accrued expenses                                                  2,254,666
    Current portion of long-term debt                                   882,801
                                                                    -----------

               Total current liabilities                              4,528,164


Long-term debt                                                        2,306,884
                                                                    -----------

               Total liabilities                                      6,835,048
                                                                    -----------


Commitments and contingencies
Stockholders' equity:

    Preferred stock (see Note 7)                                      1,253,822
    Common stock: $.01 par value; authorized 20,000,000 shares;
        issued and outstanding 8,230,080  shares                         82,301
    Additional paid-in capital                                        9,082,929
    Stock subscription receivable                                    (4,000,000)
    Accumulated deficit                                              (6,390,005)
                                                                    -----------

               Total stockholders' equity                                29,047
                                                                    -----------

               Total liabilities and stockholders' equity           $ 6,864,095
                                                                    ===========



The accompanying notes are an integral part of these consolidated financial statements.



Tanner's Restaurant Group, Inc.
Consolidated Statements of Operations

                                                                       For the Years Ended
                                                                   ----------------------------
                                                                   December 27,    December 28,
                                                                       1998            1997
                                                                   ------------    ------------
Revenue
     Restaurant sales revenue                                      $ 10,830,898       8,041,660
     Catering revenue                                                   800,305         924,891
     Franchise and royalty revenue                                       63,341
                                                                   ------------    ------------

                Total revenue                                        11,694,544       8,966,551
                                                                   ------------    ------------


Costs and expenses
Restaurant and catering operating expenses:
     Food, beverage and paper                                         4,114,903       3,086,448
     Payroll and benefits                                             4,151,723       3,184,827
     Depreciation and amortization                                      705,658         590,807
     Other operating expenses                                         2,746,175       2,449,783
                                                                   ------------    ------------

                Total restaurant and catering operating expenses     11,718,459       9,311,865
                                                                   ------------    ------------

                Loss from restaurant and catering operations            (23,915)       (345,314)

General and administrative expenses                                   1,651,474       1,278,581
Write down of intangible asset                                          547,000
                                                                   ------------    ------------

                Operating loss                                       (2,222,389)     (1,623,895)

Other income (expense):
     Other income                                                        25,081          27,038
     Interest expense                                                  (700,451)       (546,552)
                                                                   ------------    ------------

                Net loss                                           $ (2,897,759)   $ (2,143,409)
                                                                   ============    ============

Basic and diluted loss per share                                   $      (0.81)   $      (0.63)



The accompanying notes are an integral part of these consolidated financial statements.


                                      F-11



Tanner's Restaurant Group, Inc.
Consolidated Statements of Stockholders' Equity (Deficit)


                                                 Common Stock                  Preferred Stock
                                            Shares         Amount           Shares        Amount
                                            ------         ------           ------        ------
TRC:
     Balance, December 29, 1996            2,625,000    $    26,250           --            --

     Net loss                                   --             --             --            --
     Dividends accrued on
       redeemable preferred stock               --             --             --            --
     Accretion on redeemable
       preferred stock                          --             --             --            --
                                         -----------    -----------    -----------   -----------

     Balance, December 28, 1997            2,625,000         26,250           --            --

     Net loss                                   --             --             --            --
     Repricing of stock options                 --             --             --            --
     Dividends accrued on
       redeemable preferred stock               --             --             --            --
     Accretion on redeemable
       preferred stock                          --             --             --            --
                                         -----------    -----------    -----------   -----------

     Balance, December 27, 1998            2,625,000         26,250           --            --


Company:
     Assumed cancellation of TRC Oldco
       common shares in
       connection with Merger             (2,625,000)       (26,250)          --            --
     Assumed issuance of Company
       common stock in
       connection with Merger              8,230,080         82,301           --            --
     Assumed issuance of series A
       preferred stock in
       connection with Merger                   --             --          500,124   $   500,124
     Assumed issuance of series D
       preferred stock in connection
       connection with Merger                   --             --            9,198         9,198
     Assumed issuance of series E
       preferred stock in connection
       connection with Merger                   --             --          744,500       744,500
                                         -----------    -----------    -----------   -----------

     Balance, December 27, 1998,
       giving effect to Merger             8,230,080    $    82,301      1,253,822   $ 1,253,822
                                         ===========    ===========    ===========   ===========



                                      F-12

Tanner's Restaurant Group, Inc.
Consolidated Statements of Stockholders' Equity (Deficit), continued:

                                            Additional       Stock                   Stockholders'
                                             Paid-In      Subscription  Accumulated     Equity
                                             Capital       Receivable     Deficit      (Deficit)
                                             -------       ----------     -------      ---------
TRC:
     Balance, December 29, 1996                 --             --      $  (454,651)   $  (428,401)

     Net loss                                   --             --       (2,143,409)    (2,143,409)
     Dividends accrued on
       redeemable preferred stock               --             --         (300,000)      (300,000)
     Accretion on redeemable
            preferred stock                     --             --         (141,823)      (141,823)
                                         -----------    -----------    -----------    -----------

     Balance, December 28, 1997                 --             --       (3,039,883)    (3,013,633)

     Net loss                                   --             --       (2,897,759)    (2,897,759)
     Repricing of stock options          $    58,903           --             --           58,903
     Dividends accrued on
       redeemable preferred stock               --             --         (300,000)      (300,000)
     Accretion on redeemable
       preferred stock                          --             --         (152,363)      (152,363)
                                         -----------    -----------    -----------    -----------

     Balance, December 27, 1998               58,903           --       (6,390,005)    (6,304,852)


Company:
     Assumed cancellation of TRC Oldco
       common shares in
       connection with Merger                   --             --             --          (26,250)
     Assumed issuance of Company
       common stock in
       connection with Merger                   --             --             --           82,301
     Assumed issuance of series A
       preferred stock in
       connection with Merger                   --             --             --          500,124
     Assumed issuance of series D
       preferred stock in connection
       connection with Merger              5,396,433    $(4,000,000)          --        1,405,631
     Assumed issuance of series E
       preferred stock in connection
       connection with Merger              3,627,593           --             --        4,372,093
                                         -----------    -----------    -----------    -----------
     Balance, December 27, 1998,
       giving effect to Merger           $ 9,082,929    $(4,000,000)   $(6,390,005)   $    29,047
                                         ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                                       F-13


Tanner's Restaurant Group, Inc.
Consolidated Statements of Cash Flows

                                                                                       For the Year Ended
                                                                                   --------------------------
                                                                                    Year ended     Year ended
                                                                                   December 27,   December 28,
                                                                                      1998            1997
                                                                                   -----------    -----------
Cash flows from operating activities:
    Net loss                                                                       $(2,897,759)    (2,143,409)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                                                 705,658        590,807
         Loss on sale of property and equipment                                         24,690
         Write down of intangible asset                                                547,000
         Compensation expense related to repricing of stock options                     58,903
         Changes in assets and liabilities, net of effects of Merger:
            Accounts receivable                                                        (28,536)      (108,347)
            Inventory                                                                      493        (57,715)
            Prepaid expenses                                                            31,041         24,183
            Other assets                                                               (16,867)        (6,995)
            Accounts payable                                                          (153,643)       823,924
            Accrued expenses and other liabilities                                   1,508,822        434,443
                                                                                   -----------    -----------
               Net cash used in operating activities                                  (220,198)      (443,109)
                                                                                   -----------    -----------
Cash flows from investing activities, net of effect of Merger:
    Net cash acquired in Merger                                                        411,150
    Proceeds from sale of property and equipment                                       365,496
    Purchase of property and equipment                                                (972,724)    (1,922,168)
                                                                                   -----------    -----------
               Net cash used in investing activities                                  (196,078)    (1,922,168)
                                                                                   -----------    -----------
Cash flows from financing activities, net of effect of Merger:
    Cash overdraft                                                                    (212,605)       212,605
    Repayments of debt                                                                (164,543)      (108,250)
    Proceeds from issuance of long-term debt                                         1,016,617      2,195,100
    Additions to deferred financing costs                                               (1,030)       (30,276)
                                                                                   -----------    -----------
               Net cash provided by financing activities                               638,439      2,269,179
                                                                                   -----------    -----------
Net change in cash and cash equivalents                                                222,163        (96,098)
Cash and cash equivalents, beginning of year                                                 0         96,098
                                                                                   -----------    -----------
Cash and cash equivalents, end of year                                             $   222,163              0
                                                                                   ===========    ===========

Non-cash investing and financing activities:
    Accretion of redeemable TRC Preferred Stock                                    $   152,363    $   141,823
    Dividends accrued on redeemable TRC Preferred Stock                                300,000        300,000
    Retirement of mortgage loan upon sale of  property                                 939,101
    Purchase price adjustment                                                                        (411,590)
    Exchange of TRC Preferred  Stock for Series E preferred stock                    3,825,093
    Settlement of employment contract through issuance of Series E
        preferred stock                                                                547,000
    Series A preferred stock acquired in connection with Merger                        500,124
    Stock subscription  receivable for Series D preferred stock                      4,000,000
    Common stock issued and acquired in connection with Merger, net of
        TRC common stock cancelled                                                      56,051
Supplemental cash flow information:
    Interest paid                                                                  $   423,661    $   290,197



The accompanying notes are an integral part of these consolidated financial statements.

                                      F-14

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements:


1.   Description of Business:

     Tanner's Restaurant Group, Inc. (formerly Harvest Restaurant Group, Inc.) and its wholly owned subsidiaries operate casual dining restaurants under the name "Rick Tanner's Original Rotisserie Grill" that specialize in fresh, convenient meals featuring rotisserie chicken entrees, barbecued ribs, hamburgers, freshly prepared vegetables, salads, and other side dishes. At December 27, 1998, there were 11 stores located in the Atlanta, Georgia metropolitan area.

     TRC Acquisition Corporation Merger

     On January 14, 1999 Harvest Restaurant Group, Inc. ("Harvest" or the "Company") and TRC Acquisition Corporation ("TRC") completed a forward triangular merger (the "Merger") where Harvest acquired TRC. The effective date of the Merger was December 27, 1998 and the consolidated financial statements have been prepared assuming the Merger closed as of the end of the day on December 27, 1998. In the Merger, shareholders of TRC received a majority of the shares of common stock of Harvest. For this reason, the Merger was treated as a reverse acquisition by TRC for accounting purposes. As a result, the consolidated financial statements presented are those of TRC rather than Harvest.

     On October 15, 1996, TRC was formed as a corporation under the laws of the state of Georgia to acquire all of the shares of the 11 corporations commonly known as Tanner's Chicken Rotisserie ("Oldco"), including nine restaurants, a catering business and a management company. The aggregate purchase price was approximately $5.2 million, which included costs of the acquisition. The aggregate purchase price included a cash payment of approximately $1.6 million, an approximately $2.6 million, 10% convertible subordinated debenture to the sole shareholder of Oldco and the issuance of 500 shares of TRC Class A Preferred Stock and 900,000 shares of common stock. Additionally, the Company entered into a $2 million collateralized promissory note. The estimated fair value of the net liabilities acquired was approximately $200,000. The allocation of the purchase price resulted in identifiable intangibles and goodwill of approximately $6.1 million which are being amortized on a straight line basis over periods ranging from five to 20 years.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


2.   Summary of Significant Accounting Policies:

     The following is a summary of significant accounting policies of the Company.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Fiscal Year

     The Company operates on a 52/53-week fiscal year ending on the last Sunday in December. Accordingly, the consolidated financial statements presented ended on December 27, 1998 and December 28, 1997. All general references to years relate to fiscal years unless otherwise noted.

     Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of cash in banks and temporary cash investments with original maturities of less than three months. At times, cash and cash equivalent balances at a limited number of banks and financial institutions may exceed insurable amounts. The Company believes it mitigates its risks by depositing cash or investing in cash equivalents in major financial institutions.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, beverages, paper products and supplies.

     Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. The provision for depreciation has been calculated using the straight-line method. Smallwares, consisting primarily of linens and silverware, are expensed as incurred. The following represents the useful lives over which the assets are depreciated:



       Furniture and fixtures                              5 years
       Signage                                             7 years
       Office equipment                                    5 years
       Computer equipment                                  3 years
       Kitchen and service equipment                       7 years
       Building                                            20 years
       Leasehold improvements                            Life of lease



     Expenditures for maintenance and repairs are charged to expense as incurred.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


2.   Summary of Significant Accounting Policies, continued:

     Goodwill

     Goodwill represents the excess of cost over fair value of net identifiable assets acquired upon the October 15, 1996 acquisition and is being amortized over 20 years using the straight-line method. Accumulated amortization of goodwill amounted to $127,838 and $71,331 at December 27, 1998 and December 28, 1997, respectively.

     Intangible Assets

     Intangible assets consist primarily of employment contracts, recipes, and the trained workforce acquired in the October 15, 1996 acquisition. These intangible assets are being amortized over five to 15 years using the straight-line method.

     Impairment

     The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations, and a valuation allowance is established for any amount over which the unamortized asset balance exceeds those cash flows.

     Deferred Financing Costs

     Deferred financing costs are included in other assets and are amortized over the period of the related financing. Accumulated amortization of deferred financing costs amounted to $42,332 and $25,081 at December 27, 1998 and December 28, 1997, respectively.

     Revenue Recognition

     Revenue is recognized in the period for which related food and beverage products are sold. Initial fees from the awarding of individual franchises are deferred and recorded as revenue when the franchised restaurant is opened.

     Advertising

     The Company expenses advertising costs as incurred. Total advertising expense included in other operating expense was $586,686 and $585,516 for the years ended December 27, 1998 and December 28, 1997, respectively.

     Preopening Costs

     Preopening costs are incurred before a restaurant is opened and consist primarily of wages and salaries, hourly employee recruiting, license fees, meals, lodging and travel plus the cost of hiring and training the management teams. Preopening costs are expensed as incurred.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


2.   Summary of Significant Accounting Policies, continued:

     Income Taxes

     The Company accounts for income taxes using the liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates.

     Earnings Per Share

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which requires dual disclosure of earnings per share, basic and diluted. Basic earnings per share equals net earnings divided by the weighted average number of common shares outstanding and does not include the dilutive effects of stock options or convertible securities. Diluted earnings per share are computed by giving effect to the Company's dilutive stock options, warrants and preferred stocks. The weighted average common shares outstanding presented below has been adjusted to reflect the 1.57075 to 1 exchange ratio in the Merger. See Notes 8, 9 and 10 for further discussion of options and warrants ("potential common stock equivalents"). These potential common stock equivalents are excluded from the diluted earnings per share calculations as they are antidulitive since the Company is operating at a net loss. These securities could become dilutive when the Company's operations result in a net profit.

     The following table represents the calculation of basic and diluted earnings per share:

                                                         For the Year Ended
                                                     ---------------------------
                                                     December 27,   December 28,
                                                         1998           1997
                                                         ----           ----

   Net loss                                          $(2,897,759)   $(2,143,409)
   Less: Dividends on TRC Preferred Stock (Note 7)      (300,000)      (300,000)
         Accretion on TRC Preferred Stock (Note 7)      (152,363)      (141,823)
                                                     -----------    -----------
   Net loss attributable to common shareholders       (3,350,122)    (2,585,232)

   Weighted average common shares outstanding          4,123,219      4,123,219

   Basic and diluted loss per share                  $     (0.81)   $     (0.63)



     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


3.   Accounts Receivable:

     Accounts receivable at December 27, 1998 consist of the following:

             Catering                                      $ 61,710
             Other                                           24,517
             Related party, net of allowance of $131,400     43,859
                                                           --------

                                                           $130,086
                                                           ========


4.   Property and Equipment:

     Property and equipment at December 27, 1998 consist of the following:

               Land                                  $   160,000
               Construction in progress                  192,303
               Furniture and fixtures                     82,793
               Signage                                    45,840
               Office and computer equipment             140,029
               Kitchen and service equipment             864,425
               Building                                  328,000
               Leasehold improvements                    542,659
                                                     -----------

                                                       2,356,049
                     Less accumulated depreciation      (263,351)
                                                     -----------

               Property and equipment, net           $ 2,092,698
                                                     ===========


     Depreciation expense was $223,595 and $68,220 for the years ended December 27, 1998 and December 28, 1997, respectively.


5.   Intangible Assets:

     Intangible assets at December 27, 1998 consist of the following:

         Management employment                 $   583,000
         Recipes                                 1,000,000
         Pre-mixed ingredients                     890,000
         Trained and assembled workforce           760,000
         Restaurant design                         575,000
         Other intangible assets                   252,000
                                               -----------

                                                 4,060,000
               Less accumulated amortization      (940,130)
                                               -----------

         Intangible assets, net                $ 3,119,870
                                               ===========


     In conjunction with the Merger (see Note 14) the shareholder of Oldco canceled his employment agreement in exchange for 54,700 shares of the Company's Series E preferred stock. Accordingly, the Company recorded a

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


5.   Intangible Assets, continued:

     non-cash charge of $547,000, based on the present value of the future cash flows that would have resulted from this emloyment agreement.


6.   Long-Term Debt:

     Long-term debt at December 27, 1998 consists of the following:

          Collateralized promissory note                             $2,000,000
          Note payable to SouthTrust Bank, collateralized by
               certain restaurant equipment bearing interest
               10,918 prime rate plus 2%, and maturing in
               February 1999                                             10,918

          Note payable to First Union Bank, collateralized
               by restaurant equipment, bearing interest at
               8.8% and maturing in December 2000                       178,821

          Note payable to shareholder, bearing interest at
               12.5%, maturing  at the earlier of July 31,
               1999 or the Company receiving the final
               $2,000,000 related to the issuance of the
               Company's Series D preferred stock                       350,000

          Note payable to individual, bearing interest at
               11.0%, payable in installments until the
               balance is due when the Company receives the
               final $2,000,000 related to the issuance of
               the Company's Series D preferred stock                   406,617

          Note payable to Colonial Bank, collaterized by
               restaurant equipment, bearing interest at
               8.0%, and maturing in June 2005                          243,329
                                                                     ----------

                                                                      3,189,685
          Less current maturities                                      (882,801)
                                                                     ----------
                                                                     $2,306,884
                                                                     ==========


     In conjunction with the October 15, 1996 acquisition, the Company issued a $2,649,046, 10% convertible subordinated debenture (the "Debenture") to the sole shareholder of Oldco. In exchange for 323,500 shares of the Company's Series E Preferred Stock, the shareholder cancelled this debenture valued at $3,234,943 (including the principal and interest accrued thereon) and terminated his employment agreement.

     Effective October 15, 1996, the Company entered into a $2 million collateralized promissory note with Sirrom Capital Corporation (the "Note"). The Note matures on September 1, 2001 and bears interest at 13.5% per annum. The payment terms require monthly payments of interest only until maturity, upon which the outstanding principal balance will become due. The Note is collateralized by substantially all of the Company's assets. Three shareholders of the Company have pledged common shares in the Company, totaling 1,806,363 shares, as collateral for performance under the terms of the Note.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


6.   Long-Term Debt, continued:

     Based on the borrowing rates currently available to the Company for loans with similar terms, the fair value of long-term debt approximates the book value recorded.

     The aggregate annual maturities of long-term debt for the years subsequent to December 27, 1998 are as follows:


          Fiscal year ending:
          -------------------
                1999                          882,801
                2000                          126,398
                2001                        2,035,446
                2002                           38,433
                2003                           41,670
                2004                           45,181
                2005                           19,756
                                            ---------

                                            3,189,685
                                            =========


7.   Capital Structure:

     (a) TRC Acquisition Corporation

     TRC had authorized 100 million shares of common stock and 1 million shares of non-voting Preferred Stock, 2,000 shares of which were designated as Class A Preferred Stock ("TRC Preferred Stock"). The TRC Preferred Stock was entitled to a cumulative annual dividend at a rate of 10%. In the Merger, the TRC Common Stock was exchanged for Harvest Common Stock and the TRC Preferred Stock was exchanged for Harvest Series E Preferred Stock.

     (b) Harvest Restaurant Group, Inc

     The Company's articles of incorporation authorize the board of directors to issue 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

     Series A Perferred Stock: The Company has designated 3,000,000 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock").

     Dividends of the Series A Preferred Stock are cumulative and payable quarterly in arrears at a quarterly rate of $.30 per share, representing a yield of 12% per year. Dividends may be paid in cash or an equivalent value of common stock. The Series A Preferred Stock has no voting rights and has a liquidation preference of $10 per share ($5,001,240 at December 27, 1998). At December 27, 1998 dividends in arrears on this preferred stock totaled $322,289.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


7.   Capital Structure, continued:

     The Series A Preferred Stock is convertible at the option of the holder into shares of the Company's common stock. The initial conversion rate is
     2.7 shares of common stock for each share of Series A Preferred Stock, subject to adjustment in certain events. The Series A Preferred Stock will automatically convert into the Company's common stock if the closing price of the Series A Preferred Stock exceeds $20 per share for 10 consecutive days. The Series A Perferred Stock may also be redeemed by the Company upon 30-days written notice at 110% of the average bid price for the 20 trading days prior to the redemption date. The Company has the option to pay the redemption in either cash or common stock.

     Series D Preferred Stock: The Company has designated 9,200 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock"). The original issue price of the Series D Preferred Stock is $1,000 per share. Dividends on the Series D Preferred Stock accrue at an annual rate of 7% of the original issue price, or $70 per share, and are payable in cash or common stock, as determined by the holders, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series D Preferred Stock, the Company may not declare or pay cash dividends on the common stock, nor may it redeem, purchase or otherwise acquire common stock, nor may it make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series D Preferred Stock. Under the terms of the Company's loan with Sirrom Capital Corporation, the Company may pay cash dividends on the Series D Preferred Stock so long as (a) the Company makes an equal payment on the Sirrom note; and (b) the Company is not in default under the loan documents governing such loan and no default is created by such payments.

     The Series D Preferred Stock is convertible at the option of the holder into shares of common stock for up to three years after initial issuance. After three years, the Series D Preferred Stock will automatically convert into shares of common stock. The conversion rate is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the NASDAQ Stock Market, the OTC Bulletin Board, or any other national securities exchange on which the common stock is listed at the time of conversion. The Company is not required to convert any shares if such conversion would result in issuance of 20% or more of the issued and outstanding common stock to the holders of the Series D Preferred Stock, as provided by NASDAQ Marketplace Rule 4320(e)(21)(H), unless shareholder approval of such conversion is obtained. In the event that such a conversion is requested and the Company does not convert the Series D Preferred Stock because of the NASDAQ rule, the Company will pay the holder of the Series D Preferred Stock 125% of the principal amount of the issued and outstanding Series D Preferred Stock plus accrued interest.

     Holders of Series D Preferred Stock are allowed to convert the aggregate amount of such holder's Series D Preferred Stock into common stock beginning the date after a registration statement registering the common

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


7.   Capital Structure, continued:

     stock has been declared effective by the SEC, but no sooner than 120 days after the Company's shareholders approve an amendment to the articles of incorportion increasing the number of authorized shares of common stock to not less than 100,000,000 (see Note 16). If a registration statement has not been declared effective as of a date that is 120 days after the shareholders' meeting, holders of Series D Preferred Stock may not convert their shares of Series D Preferred Stock until such a registration statement is declared effective. In addition, a holder of Series D Preferred Stock may not convert those shares into shares of common stock if and to the extent that upon conversion such holder would own more than 4.99% of the outstanding common stock.

     The holders of the Series D Preferred Stock have no preemptive rights or other rights to subscribe for any other shares or securities of thc Company. The third party investors who purchased Series D Preferred Stock will be issued common stock purchase warrants, as described below.

     The terms of the Series D Preferred Stock agreement which permit the conversion of the Series D Preferred Stock at a discount to market is considered a beneficial conversion feature (the "Beneficial Conversion Feature"). However, since the preferred stock is presented at par value with the excess of carrying value over par value included in additional paid-in capital, the Company has not separately recorded the intrinsic value of the Benefical Conversion Feature as a component of additional paid-in capital. Additionally, the Company notes that future presentation in stockholders' equity of the Beneficial Conversion Feature is not impacted since the Series D Preferred Stock will likely become fully convertible in the spring of 1999.

     The third party investors who purchased Series D Preferred Stock will be issued common stock purchase warrants, as described below.

     Series E Preferred Stock: The Company has designated 745,000 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series E Redeemable Convertible Preferred Stock ("Series E
     Preferred Stock"). In connection with the merger, the Company issued a total of 744,500 shares of Series E Preferred Stock. The original issue price of the Series E Preferred Stock is $10.00 per share. Dividends on the Series E Preferred Stock accrue at an annual rate of 8% of the original price, or $0.80 per share, and are payable in cash or common stock, as determined by the Company, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on Series E Preferred Stock, the Company may not declare or pay cash dividends on the common stock, nor may it redeem, purchase or otherwise acquire common stock, nor may it make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series E Preferred Stock. Under the terms of the Company's loan with Sirrom Capital Corporation, the Company may not pay cash dividends on the Series E Preferred Stock.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


7.   Capital Structure, continued:

     The Series E Preferred Stock is redeemable at the option of the Company at any time after six months of issuance, in whole or in part, for $0.01 per share, if the average closing bid price of the Company's common stock, as quoted on any national securities exchange, NASDAQ, or the OTC Bulletin Board exceeds $3.50 per share for five consecutive trading days.

     Each share of Series E Preferred Stock is convertible at the option of the holder into four shares of common stock at any time after six months from the date of issuance, subject to adjustment. The Series E Preferred Stock is non-voting, and it is ranked junior to the Company's Series A Preferred Stock and Series D Preferred Stock. The holders of the Series E Preferred Stock have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

8.   Redeemable Preferred Stock Purchase Warrants

     At December 27, 1998 1,923,400 Redeemable Preferred Stock Purchase Warrants were outstanding ("Preferred Warrants"). Each Preferred Warrant represents the right to purchase one share of Series A Preferred Stock at an exercise price of $10.50 per share until June 11, 2002, subject to adjustment. Preferred Warrants may be redeemed, in whole or in part, at the Company's option, upon 30-days' notice, at a redemption price equal to $0.01 per Preferred Warrant if the closing price of the Series A Preferred Stock on the NASDAQ SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if the Company redeems the Series A Preferred Stock.

9.   Common Stock Purchase Warrants

     At December 27, 1998 there where 2,300,000 Common Stock Purchase Warrants outstanding (the "IPO Warrants"), plus an additional 300,000 warrants issued to the underwriters of the offering of the IPO Warrants, plus an additional 250,000 warrants issued in connection with other transactions. Each IPO Warrant entitles the holder to purchase one share of common stock at $4.00 per share until July 9, 2001, subject to adjustment. IPO Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30-days' notice, at a redemption price equal to $0.01 per IPO Warrant if the closing price of the common stock on the NASDAQ SmallCap Market averages at least $8.00 per share for a period of 20 consecutive trading days. The other warrants are exerciseable at prices ranging from $2.00 per share to $6.60 per share.

     Through December 27, 1998, 171,939 stock options with an exercise price of $.01 have been issued primarly to creditors to facilitate the financing which has been received since December 28, 1997.

     In connection with the issuance of the $2,000,000 collateralized promissory note, the Company issued to Sirrom Capital Corporation a stock warrant to purchase shares of the Company's common stock. The warrant is exercisable at any time until November 30, 2001 at an exercise price of $0.01 per share. At December 27, 1998 the lender has the right to purchase 589,031 shares. The warrant provides for increases in the number of common shares

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


9.   Common Stock Purchase Warrants, continued:

     available for purchase on an annual basis to 699,259 shares in October 1999 and 756,331 shares in October 2000. The lender has a put option to sell to the Company this warrant within 30 days of the expiration of the warrant at a purchase price equal to the fair market value of the common stock, as defined.

     As noted above, the third party investors who purchased Series D Preferred Stock will be issued common stock purchase warrants to purchase 919,800 shares of common stock at a price of $2.00 per share. Such warrants are exercisable for five years after issuance, and the Company is required to register the shares underlying the warrants in the registration statement filed by the Company with the SEC to register, among other things, the shares of common stock reasonably anticipated to be issuable upon conversion of the Series D Preferred Stock.

10.  Stock Based Compensation

     (a) Harvest Restaurant Group, Inc

     The Company's 1994 Stock Option Plan provides for the granting of either incentive stock options or non-qualified stock options. Options can be issued to officers, employees, directors and outside consultants; however, incentive stock options are issuable only to eligible officers and employees. The Company has reserved a total of 500,000 shares of common stock for the plan. Options to acquire 483,000 shares of common stock at $1.00 per share were issued and exercisable at the time of the Merger.

     (b) TRC Acquisition Corporation

     TRC has granted options to purchase its common stock to certain key employees and officers under fixed stock option agreements. In conjunction with the Merger, these options were converted into options to acquire Harvest common stock at the same ratio as the TRC common shareholders and all options immediately vested. Accordingly, the number of shares under option as presented below has been restated to reflect the 1.57075 to 1 exchange ratio in the Merger. Under these agreements, 1,561,326 shares of the Company's common stock have been granted and reserved for stock option awards. As of December 27, 1998, none of the options had been exercised or forfeited. Awards granted to date have a term of six years. On December 15, 1998 the Company's board of directors options from $8.75 to $0.01. The revised exercise prices represented approximately 100% and 6%, respectively, of the fair market value of the stock at the date of the repricing. Accordingly, the Company recorded as compensation expense a charge of approximately $58,903.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


10.  Stock Based Compensation

     Further information relating to total options follows:

                                                             Weighted
                                                             Average
                                                             Exercise
                                                   Shares     Price
                                                   ------     -----

              Outstanding at December 29, 1996   1,068,111   $    .11
              Granted in 1997                       20,812        .01
                                                 ---------

              Outstanding at December 28, 1997   1,088,923        .11
              Granted in 1998                      472,403        .01
              Harvest options acquired             483,000       1.00
                                                 ---------

              Outstanding at December 27, 1998   2,044,326   $    .30
                                                 =========


     The following table summarizes information concerning currently outstanding and exercisable options:

                                                             Weighted-Average
          Exercise         Number                Number          Remaining
           Price         Outstanding           Exercisable         Life
           -----         -----------           -----------         ----

           $0.01           854,488               854,488            4.6

           $0.16           706,838               706,838            3.9

           $1.00           483,000               483,000            2.7
                         ---------             ---------

                         2,044,326             2,044,326
                         =========             =========


     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized for its stock-based compensation plans, except in connection with the December 15, 1998 repricing. Had compensation cost for the Company's stock option plans been determined based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", fiscal 1998 net loss and loss per share would have been as follows. The fair value of the options granted and repriced during 1998 was estimated using the minimum value valuation model and the following assumptions: dividend yield 0%, risk-free interest rate of 6%, and an expected life of 5 years.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


10.  Stock Based Compensation, continued:


               Net loss:
                     As reported                   $  (2,897,759)
                     Proforma                         (2,926,171)


               Basic and diluted loss per share:
                     As reported                           (0.81)
                     Proforma                              (0.82)



     The fair value of options granted in 1997 was insignificant.

11.  Income Taxes:

     The Company has available at December 27, 1998, unused federal and state net operating loss carryforwards of approximately $5,000,000 expiring beginning in 2012, which may be applied to reduce future taxable income. Use of net operating loss carryforwards may be limited on an annual basis due to changes in ownership.

     The Company's net deferred tax asset of approximately $1,900,000 at December 27, 1998 results principally from net operating loss carryforwards and has been reduced by a valuation allowance of the same amount. Management has determined that this valuation allowance is appropriate because it is more likely than not that this net deferred tax asset will not be realized.

12.  Leases:

     The Company has various leases for restaurants, equipment and office facilities. Restaurant and office original lease terms range from four to twenty years, with renewal options ranging from five to fifteen years. Equipment leases are renewable annually. In the normal course of business, some leases are expected to be renewed or replaced by leases on other properties. Future minimum lease payments do not include amounts payable by the Company for maintenance costs, real estate taxes and insurance, or contingent rentals payable on a percentage of sales in excess of stipulated amounts for restaurant facilities.

     Future minimum lease payments under noncancelable operating leases at December 27, 1998 are as follows:

            Fiscal year ending:

                  1999                                      $  769,209
                  2000                                         666,731
                  2001                                         560,601
                  2002                                         391,160
                  2003                                         289,989
                  Thereafter                                 3,163,868
                                                            ----------

                        Total minimum lease payments        $5,841,558
                                                            ==========

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


     The Company incurred rental expense for operating leases of $683,809 and $468,877 during the years ended December 27, 1998 and December 28, 1997, respectively.

13.  Commitments and Contingent Liabilities

     The Company is a party to a number of lawsuits arising out of the normal conduct of its business. While there can be no assurance as to their ultimate outcome, management does not believe these lawsuits will have a material adverse effect on the Company's financial condition, operating results or cash flows.

14.  Acquisition of TRC

     As of December 27, 1998 TRC merged into a subsidiary of Harvest in a forward triangular merger in which the former shareholders of privately held TRC received 4,123,219 shares of common stock, representing approximately 50.1% of the Company's outstanding shares of common stock. The Company also issued 744,500 shares of Series E Preferred Stock in connection with the Merger.

     Since the TRC shareholders received a majority of the shares of stock of the Company, the transaction is treated as a reverse acquisition of the Company by TRC for accounting purposes. As a result, the historical financial statements of the surviving company for the periods prior to the merger are those of TRC rather than those of Harvest.

     At the completion of the Merger, the Company will have issued 4,123,219 shares of common stock, 9,198 shares of Class D Preferred Stock, and 744,500 shares of Class E Preferred Stock to the TRC shareholders and to other third party investors. Additionally, the 4,106,861 shares of common stock of the Company and the 500,124 shares of Class A Preferred Stock of the Company that was previously outstanding remained outstanding following the Merger. The Company incurred issuance related costs of approximately $600,000, which are presented as a reduction of additional paid-in capital. The estimated fair value of the assets acquired and liabilities assumed from Harvest were approximately $556,000 and $705,000, respectively. Since Harvest had no ongoing operations either immediately before or following the Merger, the transaction is presented as a capital stock transaction, and no goodwill is recorded.

     In connection with the Merger, outside investors agreed to invest $6,000,000 in the Company in exchange for 9,198 shares of the Company's Class D Preferred Stock. These shares are included in the number of shares presented above, and at December 27, 1998, $4,000,000 of this commitment is reflected in the consolidated balance sheet as a stock subscription receivable. Through February 1999, the investors have funded to the Company $4,000,000 of this commitment, including $2,000,000 invested in fiscal 1998, and have received 7,198 shares of Class D Preferred Stock. The remaining $2,000,000 will be received upon the Company registering a sufficient number of shares of common stock into which the Series D Preferred Stock is convertible, which the Company expects to accomplish in the spring of 1999.

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements, continued:


14.  Acquisition of TRC, continued:

     Unaudited pro forma results of operations have not been presented due to the fact that the historical results of Harvest are not reflective of its ongoing operations after the Merger and are therefore not meaningful. After the Merger, Harvest will continue to incur approximately $200,000 in certain general and administrative costs, consisting primarily of professional fees and services associated with public reporting and corporate governance. Additionally, adjustments would be made to the historical results of TRC to eliminate interest expense associated with the subordinated convertible note. For the years ended December 27, 1998 and December 28, 1997, this amounted to $264,905 each year.

15.  Significant Anticipated Transaction

     As mentioned in Note 14, the Company has obtained a commitment from a group of outside investors to invest $6,000,000 into the Company, and through February 1999, these investors have invested $4,000,000 of this commitment. Management of the Company believes that the successful completion of this anticipated transaction is critical to continue its current plan of operations. The significant net losses that have been incurred since October 15, 1996, the negative working capital position, and the inability to generate significant positive cash flows from operations all significantly strain the Company's financial position. Management expects that the $2,000,000 received during fiscal 1999 combined with its cost containment and cash flow management strategies will enable the Company to continue operations through the time that the final $2,000,000 is received. Since management believes it is probable that the Company will receive the final $2,000,000 in the spring of 1999, the consolidated financial statements do not reflect any adjustments that will be necessary in the event the Company does not receive that $2,000,000.

16.  Subsequent Events

     On March 12, 1999, the shareholders of the Company voted to amend the Company's articles of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 200,000,000 and change the Company's name to "Tanner's Restaurant Group, Inc."

                                     PART II

                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS


Item 24. Indemnification of Officers and Directors.

     The Texas Business Corporation Act gives us the authority to indemnify our directors and officers to the extent provided for in such statute. Our articles of incorporation permit indemnification of directors and officers to the fullest extent permitted by law.

     The Texas Business Corporation Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that he:

     o    conducted himself in good faith,
     o reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interests, and
     o in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify a person under the Texas Business Corporation Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     We are required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     Article Eleven of our articles of incorporation provides that, to the fullest extent permitted by the Texas Business Corporation Act as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

     We carry directors and officers liability insurance with policy limits of $1,000,000.

     We plan to enter into separate indemnification agreements with each of our directors and certain of our officers. We expect that these agreements will contain provisions to provide for, among other things, our right to assume the defense of suits against directors and officers, indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those stated in the bylaws, as well as our obligations to contribute to the expenses, judgments, fines and settlements for which the directors and officers and us are jointly liable but for which no indemnification is provided. The shareholders cannot void these agreements. In addition, we hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for certain claims made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

     We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the SEC has advised us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated fees and expenses payable by the company in connection with the issuance and distribution of the common stock registered hereby. The selling shareholders will be responsible only for brokerage commissions incurred in their transactions in the common stock, and they will not be responsible for any of the expenses listed below. All of such fees and expenses are estimates, except the Securities Act registration fee.


    SEC Registration Fee (amount previously paid)......       $ 4,906
    Printing Fees and Duplicating Fees.................         2,500
    Legal Fees and Expenses............................        45,000
    Accounting Fees and Expenses.......................        10,000
    Miscellaneous Expenses.............................             0
                                                              -------
          Total........................................       $62,406
                                                              =======



Item 26. Recent Sales of Unregistered Securities.

     We have issued the following unregistered securities in reliance on one or more of the exemptions from registration provided by Sections 3(a)(9), 3(a)(11), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701, as promulgated by the SEC pursuant to the Securities Act. Recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients of these securities had adequate information about us, either through their relationships with us or through information that we provided to them.

     On January 14, 1999, we issued 1,998 shares of Series D preferred stock in exchange for 133.2 outstanding shares of Series B preferred stock, and we issued 2,600 shares of Series D preferred stock in exchange for the 200 outstanding shares of Series C preferred stock.

     Also on January 14, 1999, we placed 2,600 shares of Series D preferred stock into escrow to be released to the outside investors upon the occurrence of certain specified events. On January 22, 1999, the date on which we received $1,000,000 from the outside investors because we satisfied the condition that we file a preliminary proxy statement to increase the number of authorized shares of common stock, we released 1,300 of these Series D shares from escrow. On February 10, 1999, the date on which we received another $1,000,000 from the outside investors because we satisfied the condition that we mail definitive proxy materials to our shareholders, we released the remaining 1,300 shares from escrow. We issued 500 shares of Series D preferred stock to certain of the outside investors in May and June 1999 in exchange for $500,000. We will issue 1,500 more shares of Series D preferred stock, in exchange for $1,500,000, on or before the date on which this registration statement becomes effective.

     On January 14, 1999, in connection with the merger, we issued a total of 744,500 shares of Series E preferred stock to Richard E. Tanner, who is one of our directors, and to SECA VII, LLC, RBB Bank, AG and Holden Holding Corporation, all of which are also holders of our common stock. We issued 469,775 of these shares of Series E preferred stock to Mr. Tanner in exchange for his 500 shares of TRC Class A preferred stock, his execution of a severance agreement, and his cancellation of a note from TRC. We issued 183,150 of these shares to SECA VII, LLC, 45,787.5 shares to RBB Bank, AG, and 45,787.5 shares to Holden Holding Corporation, in exchange for the TRC Class A shares these entities held before the merger.

     Also on January 14, 1999, we issued an aggregate of 4,123,219 shares of common stock to the former holders of the common stock of TRC Acquisition Corporation as consideration for the merger of TRC with and into one of our wholly-owned subsidiaries.

     As part of the financing commitment, we have agreed to issue warrants to acquire 100,000 shares of common stock to the Series D investors for each $1,000,000 of Series D preferred stock issued. Assuming that the final $2,000,000 of the financing commitment is received upon the registration of the shares being offered hereby, we will have issued $9,198,000 of Series D preferred stock. Accordingly, we have issued or will issue warrants to acquire an aggregate of 919,800 shares of common stock.

     In July 1998 Harvest issued 200 shares of Series C preferred stock to certain of the outside investors upon receipt of a $2,000,000 investment from those outside investors.

     In December 1997, Harvest issued 150 shares of Series B preferred stock in exchange for an investment of $1,500,000 from one of the outside investors. In May and June of 1998, the holder of these Series B shares converted 28 shares into shares of either Series A preferred stock or common stock, and Harvest sold another 11.2 Series B shares to the holder at approximately the same time. Consequently, at the time of the merger, there were 133.2 shares of Series B preferred stock outstanding.


     In May we agreed to issue warrants to acquire 150,000 shares of common stock to an outside public relations firm. The warrants will be exercisable at the following prices: 50,000 will be exercisable at $0.31 per share; 50,000 will be exercisable at $0.81 per share; and the remaining 50,000 will be exercisable at $1.31 per share. The warrants will expire on May 21, 2004, have full piggyback registration rights (with customary underwriter "knock-out" provisions) and provide for net issue exercise. The warrants vest on the following schedule: 50,000 vested on May 21, 1999, 25,000 vested on August 4, 1999, 25,000 will vest on November 12, 1999, 25,000 will vest on February 15, 2000, and 25,000 will vest on May 15, 2000. The warrants are being issued as partial consideration for the services that the public relations firm has agreed to provide us. If our agreement with this firm is terminated after the first three months, any warrants that have not yet vested will be voided.


Item 27. Exhibits.

     We have filed certain of the exhibits required by Item 601 of Regulation S-B with previous registration statements or reports. As specifically noted in the footnotes to the following Index to Exhibits, those exhibits are incorporated into this prospectus by reference to the applicable statement or report.

Exhibit No.    Title
-----------    -----

2.01 Agreement and Plan of Merger by and among Harvest Restaurant Group, Inc., a Texas corporation, Hartan, Inc., a Texas corporation, and TRC Acquisition Corporation, a Georgia corporation, dated December 27, 1998. (4)

3.01           Articles of Incorporation, as amended.  (5)

3.02           Bylaws. (l)

4.01 Loan Agreement by and among TRC Acquisition Corporation and Sirrom Capital Corporation, dated October 22, 1996. (5)

4.02 Assumption Agreement, Consent and First Amendment to Loan Agreement, dated January 14, 1999, by and among Hartan, Inc., Harvest Restaurant Group, Inc., and Sirrom Capital Corporation.
               (5)

4.03 Guaranty Agreement, dated January 14, 1999, Harvest Restaurant Group, Inc., and Sirrom Capital Corporation. (5)

4.04 Amended and Restated Secured Promissory Note, dated January 14, 1999, made by Hartan, Inc. for the benefit of Sirrom Capital Corporation. (5)

4.05           Amended and Restated Stock Purchase Warrant, dated January 14,
               1999. (5)

5.01 Opinion of Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P.

10.01          Incentive Stock Option Plan. (l)

10.02          TRC Acquisition Corporation 1996 Employee Stock Option Plan. (5)

10.03          Settlement Agreement with Cluckers Wood Roasted Chicken, Inc. (l)

10.04 Employment Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and Clyde E. Culp,
               III. (5)

10.05 Severance Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and William J. Gallagher.
               (5)

10.05(a)       Letter  Amendment to Severance  Agreement,  dated March 16, 1999.
               (5)

10.06          Form of Subscription Agreement for Series D Convertible Preferred
               Stock. (5)

10.07 Form of Registration Rights Agreement for Series D Convertible Preferred Stock. (5)

10.08          Form of Warrant Agreement for Series D Convertible Preferred
               Stock. (5)

10.09          Letter Amendment, dated January 12, 1999. (5)

10.10          Letter Amendment, dated January 13, 1999. (5)

10.11          Agreement with Roasters Corp. (2)

10.12          Agreement with Pollo Operators, Inc. (2)

10.13          Subordinated Debenture, dated January 30, 1998. (6)

10.13(a)       First Amendment to Subordinated Debenture, dated January 30,
               1999. (6)

10.14          Promissory Note, dated March 31, 1998. (6)

10.14(a)       First Amendment to Promissory Note, dated January 30, 1999.(6)


10.15 Purchase and Sale Agreement, dated May 11, 1999, by and between CB Acquisition, Inc. and, for purposes of Section 5.2 of the Purchase and Sale Agreement, Tanner's Restaurant Group, Inc., and Pacific Ocean Restaurants, Inc., and Crabby Bob's Seafood, Inc.
               (7)

10.16 Letter Agreement, dated April 6, 1999, by and between Pacific Ocean Restaurants, Inc. and Tanner's Restaurant Group, Inc. (7)

21.1           Subsidiaries. (7)


23.1 Consent of Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P. (included in Exhibit 5.01).

23.2           Consent of Porter Keadle Moore, LLP.


27.1           Financial Data Schedule as of July 11, 1999.


-----------------

     (1) Incorporated by reference to our definitive Registration Statement on Form SB-2, file No. 33-95796 declared effective on July 9, 1996.

     (2) Incorporated by reference to our definitive Registration Statement on Form SB-2, file no. 333-21067 declared effective on June 11, 1997.

     (3) Incorporated by reference to our definitive Registration Statement on Form S-3, file no. 333-45189 declared effective on February 17, 1998.

     (4) Filed as Exhibit 2.1 to our Current Report on Form 8-K, filed on January 21, 1999, and incorporated herein by reference.

     (5) Incorporated by reference to our Annual Report on Form 10-KSB, as filed on March 29, 1999.

     (6) Incorporated by reference to our Registration Statement on Form SB-2, as filed on May 7, 1999.


     (7) Incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2, as filed on July 26, 1999.




Item 28. Undertakings.

We hereby undertake as follows:

     (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events which, individually or together , represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We hereby undertake to:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Atlanta, state of Georgia, on September 2, 1999.



                                          TANNER'S RESTAURANT GROUP, INC.


                                          By: /s/ Clyde E. Culp, III
                                             -----------------------
                                             Clyde E. Culp, III
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Tanner's Restaurant Group, Inc., a Texas corporation, for himself and not for one another, does hereby constitute and appoint Clyde E. Culp, III and Timothy R. Robinson, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to
Section 462(b) of the Securities Act of 1933, and all post-effective amendments thereto, and to cause the same (together with all Exhibits thereto and all documents in connection therewith) to be filed with the SEC, granting unto said attorneys and each of them full power and authority to do and perform each and every act and thing necessary and proper to be done in and about the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys-in-fact and agents or anyone of them, or his or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

       Signature                       Title                         Date
       ---------                       -----                         ----


/s/ Clyde E. Culp, III         Chairman of the Board of        September 2, 1999
----------------------         Directors, Chief Executive
Clyde E. Culp, III             Officer and Director

/s/ Richard E. Tanner          Director                        September 2, 1999
----------------------
Richard E. Tanner


                               Director
-------------------
James R. Walker


/s/ Timothy R. Robinson        Chief Financial Officer and     September 2, 1999
-----------------------        Secretary
Timothy R. Robinson

Exhibit No.    Title
-----------    -----

2.01 Agreement and Plan of Merger by and among Harvest Restaurant Group, Inc., a Texas corporation, Hartan, Inc., a Texas corporation, and TRC Acquisition Corporation, a Georgia corporation, dated December 27, 1998. (4)

3.01           Articles of Incorporation, as amended.  (5)

3.02           Bylaws. (l)

4.01 Loan Agreement by and among TRC Acquisition Corporation and Sirrom Capital Corporation, dated October 22, 1996. (5)

4.02 Assumption Agreement, Consent and First Amendment to Loan Agreement, dated January 14, 1999, by and among Hartan, Inc., Harvest Restaurant Group, Inc., and Sirrom Capital Corporation.
               (5)

4.03 Guaranty Agreement, dated January 14, 1999, Harvest Restaurant Group, Inc., and Sirrom Capital Corporation. (5)

4.04 Amended and Restated Secured Promissory Note, dated January 14, 1999, made by Hartan, Inc. for the benefit of Sirrom Capital Corporation. (5)

4.05           Amended and Restated Stock Purchase Warrant, dated January 14,
               1999. (5)

5.01 Opinion of Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P.

10.01          Incentive Stock Option Plan. (l)

10.02          TRC Acquisition Corporation 1996 Employee Stock Option Plan. (5)

10.03          Settlement Agreement with Cluckers Wood Roasted Chicken, Inc. (l)

10.04 Employment Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and Clyde E. Culp,
               III. (5)

10.05 Severance Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and William J. Gallagher.
               (5)

10.05(a)       Letter Amendment to Severance Agreement, dated March 16, 1999.
               (5)

10.06          Form of Subscription Agreement for Series D Convertible Preferred
               Stock. (5)

10.07 Form of Registration Rights Agreement for Series D Convertible Preferred Stock. (5)

10.08          Form of Warrant Agreement for Series D Convertible Preferred
               Stock. (5)

10.09          Letter Amendment, dated January 12, 1999.  (5)

10.10          Letter Amendment, dated January 13, 1999.  (5)

10.11          Agreement with Roasters Corp. (2)

10.12          Agreement with Pollo Operators, Inc. (2)

10.13          Subordinated Debenture, dated January 30, 1998. (6)

10.13(a)       First Amendment to Subordinated Debenture, dated January 30,
               1999. (6)

10.14          Promissory Note, dated March 31, 1998. (6)

10.14(a)       First Amendment to Promissory Note, dated January 30, 1999. (6)


10.15 Purchase and Sale Agreement, dated May 11, 1999, by and between CB Acquisition, Inc. and, for purposes of Section 5.2 of the Purchase and Sale Agreement, Tanner's Restaurant Group, Inc., and Pacific Ocean Restaurants, Inc., and Crabby Bob's Seafood, Inc.
               (7)

10.16 Letter Agreement, dated April 6, 1999, by and between Pacific Ocean Restaurants, Inc. and Tanner's Restaurant Group, Inc. (7)

21.1           Subsidiaries. (7)


23.1 Consent of Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P. (included in Exhibit 5.01).

23.2           Consent of Porter Keadle Moore, LLP.


27.1           Financial Data Schedule as of July 11, 1999.


-----------------

     (1) Incorporated by reference to our definitive Registration Statement on Form SB-2, file No. 33-95796 declared effective on July 9, 1996.

     (2) Incorporated by reference to our definitive Registration Statement on Form SB-2, file no. 333-21067 declared effective on June 11, 1997.

     (3) Incorporated by reference to our definitive Registration Statement on Form S-3, file no. 333-45189 declared effective on February 17, 1998.

     (4) Filed as Exhibit 2.1 to our Current Report on Form 8-K, filed on January 21, 1999, and incorporated herein by reference.

     (5) Incorporated by reference to our Annual Report on Form 10-KSB, as filed on March 29, 1999.

     (6) Incorporated by reference to our Registration Statement on Form SB-2, as filed on May 7, 1999.


     (7) Incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2, as filed on July 26, 1999.